Exhibit 10.37

NET LEASE AGREEMENT

SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY,

a Delaware Corporation,

Landlord

and

EVERGREEN ENERGY INC.,
a Delaware corporation

Tenant

Dated:  November 17, 2006

NET LEASE AGREEMENT

between

SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY

and

EVERGREEN ENERGY INC.

i

28.	NO ESTATE IN LAND	22
29.	INVALIDITY OF PARTICULAR PROVISIONS	22
30.	WAIVER OF BENEFITS	23
31.	WAIVER OF TRIAL BY JURY	23
32.	SECURITY DEPOSIT	23
33.	SUBSTITUTE PREMISES	23
34.	PARKING	23
35.	BROKERAGE	23
36.	ENVIRONMENTAL PROVISIONS	24
37.	TELECOMMUNICATIONS	26
38.	ERISA REPRESENTATION	28
39.	SPECIAL STIPULATION	29
40.	EXHIBITS	30

(i)            Exhibit A - Lease Commencement Date Statement

(ii)           Exhibit B - Workletter Agreement

(iii)          Exhibit C - Cleaning Schedule

(iv)          Rider to Lease

ii

NET LEASE AGREEMENT

THIS LEASE, made the 17th day of November, 2006, between SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY, a Delaware corporation, having its principal place of business at 245 Park Avenue, Second Floor, New York, New York 10167 (the “Landlord”), and EVERGREEN ENERGY INC., a Delaware corporation, having its principal place of business at 55 Madison Street, Suite 500, Denver, Colorado 80206 (the “Tenant”).

LEASE SUMMARY:

2.	Premises:	Suite 1300 and Suite 1400, located on the 13th and 14th floors of the Building and consisting of approximately 32,727 square feet of Rentable Area Leased.

3.	Term:	Ten (10) years and three (3) months.

Commencement Date: March 1, 2007 (as the same may be adjusted by the terms of Section 3 of this Lease)

Expiration Date: May 31, 2017 (as the same may be adjusted by the terms of Section 3 of this Lease)

4.	Rental:	Annual Base Rental: See Rider Paragraph 1, attached hereto.

5.	Adjustment of Rent:	Tenant’s Proportionate Share: 4.909%

26.	Notice to Landlord:	Notice to Tenant:

	J.P. Morgan Investment Management, Inc.	Prior to the Commencement Date:
245 Park Avenue, Second Floor
	New York, New York 10167	55 Madison Street, Suite 500
	Attention: Asset Manager	Denver, Colorado 80206
Attn: Chief Operating Officer

After the Commencement Date:

1225 — 17th Street, Suite 1400
Denver, Colorado 80202
Attn: Chief Operating Officer

With a copy to:

1225 — 17th Street, Suite 1400
Denver, Colorado 80202
Attn: General Counsel

32.	Security Deposit:	Letter of Credit as more fully set forth in Paragraph 7 of the Rider, attached hereto.

34	Parking:

Tenant shall be entitled to one (1) unreserved space for every one thousand (1,000) rentable square feet leased; Tenant may allocate up to eight (8) of the foregoing spaces as reserved spaces as more fully set forth in Paragraph 34 hereof, but in no event may Tenant utilize more parking spaces than 1:1,000 in the aggregate.

	Rider:	See attached Rider for specific terms.

W I T N E S S E T H:

1.             DEFINITIONS.  The terms defined in this section shall, for all purposes of this Lease, and all agreements amending or supplementing this Lease, have the meanings herein specified unless the context otherwise requires.

(a)           The “Building” shall mean the commercial office structure together with all appurtenant plazas, subgrade areas, garages and other improvements, situated on the Land, known as Seventeenth Street Plaza, 1225 Seventeenth Street, Denver, Colorado.

(b)           The “Land” shall mean the real property whose legal address is Lots 1 to 32 inclusive, Block 67, together with vacated alley in said Block 67, East Denver, State of Colorado.  The “Property” shall mean the Building and the Land.

(c)           “Rentable Area” shall mean the total number of square feet of rentable floor area of office space in the Building; and that number is 666,653 square feet.

(d)           “Rentable Area Leased” shall mean the total number of square feet of rentable floor area of office space in the Premises, and that number is 32,727 square feet.

(e)           Tenant’s “Proportionate Share” shall be that percentage the Rentable Area Leased is of the Rentable Area.  Such percentage is 4.909%.

2.             PREMISES.  In consideration of the rents, charges, covenants and agreements herein contained, Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord the space referred to as Suite 1300 and Suite 1400, located on the 13th and 14th floors of the Building (the “Premises”), together with the non-exclusive right to use, in common with others, the public areas of the Building including, without limitation, the lobby, stairs, elevators, entrances and loading docks.  No easement for air or light or view is included with the Premises.  Landlord and Tenant agree that the rentable square footage of the Premises is square feet of rentable area, and waive and release any right to assert or claim otherwise, unless otherwise expressly set forth to the contrary herein.

3.             TERM.  The term (hereinafter called the “Term”) of this Lease shall commence on the earlier of occupancy of the Premises by Tenant, or substantial completion of the work to be performed by Landlord in accordance with Section 8 hereof, the target date (“Target Date”) for which is March 1, 2007, subject to items which will not materially affect the use of the Premises for the use in accordance with Section 7 here of, and extension and earlier termination as hereinafter provided.  Prior to occupying the Premises, and after receipt thereof from Landlord, Tenant shall execute and deliver to Landlord a letter in the form attached hereto and made a part hereof as Exhibit ”A”, acknowledging the commencement date (hereinafter called the “Commencement Date”) and the expiration date (hereinafter called the “Expiration Date”) of the Term for the Premises and, if applicable and unless agreed to otherwise, any Excess Allowance owed pursuant to the Lease for Tenant Improvements.  In the event the Tenant does not either provide to Landlord such letter or provide to Landlord written objections to such letter within thirty (30) days after the later of the date of receipt thereof from Landlord or that date that Tenant first occupies the Premises, then the Commencement Date shall be deemed to be the date set forth by Landlord in such commencement letter.  However, in the event Landlord shall be delayed in substantially completing said work as a result of:

(a)           Tenant’s delay or failure to meet with the space planner on or before the dates specified in the Workletter Agreement, or other delays deemed caused by Tenant as described therein, (marked Exhibit ”B” and attached hereto) or delays due to changes in or additions to plans for improvements to the Premises (other than as allowed in the Workletter Agreement); or

(b)           Tenant’s requirement of Special Work or materials, finishes or installations other than Building Standard Improvements as set forth in the Workletter Agreement; or

(c)           The performance of the work by a person, firm or corporation employed by Tenant or the failure to complete such work by said person, firm or corporation; then the commencement of the Term of the Lease and the payment of rent thereunder shall be accelerated by the number of days of such delay (“Tenant’s Delay”).

Landlord shall use reasonable efforts to give Tenant at least thirty (30) days’ notice of the date upon which, in Landlord’s opinion, the Commencement Date shall occur, provided that Landlord shall have no liability in the event the Commencement Date shall not occur on the date specified, and failure to give possession on the date specified shall in no way affect the validity of this Lease or the obligations of the Tenant hereunder.

Expiration Date.  Unless otherwise terminated herein, if the Term commences on a date other than the first day of a month, it shall expire at the end of the day ten (10) years and three (3) months from the last day of the month in which it commenced.  If the Term commences on the first day of a month, it shall expire at the end of the day ten (10) years and three (3) months from the last day of the calendar month preceding the Commencement Date.  The expiration date is hereinafter referred to as the “Expiration Date”.

4.             RENTAL.

(a)           Tenant agrees to pay to Landlord for use and occupancy of the Premises, lawful money of the United States, payable without notice or demand in advance on the first day of each calendar month during the term, an initial annual base rental (hereinafter, “Initial Annual Base Rental”) in the amounts set forth in Paragraph 1 of the Rider attached hereto.  Tenant shall also pay the Landlord, at the times and in the manner provided in Section 5, the Operating Costs and Real Estate Taxes (as defined therein).

(b)           All payments of Annual Base Rental required to be made under this Section 4, or payments to be made by Tenant under any other section of this Lease (hereinafter designated “Additional Rent”), shall, except to the extent expressly provided to the contrary herein, be made without any setoff or counterclaim whatsoever, and shall be made payable to and sent to Landlord at the management office of Landlord in the Building or such other place as Landlord may designate.

(c)           Annual Base Rental and Additional Rent are sometimes hereinafter collectively referred to as “Rent”.

The first monthly installment of Annual Base Rental shall be paid on the Commencement Date, except that in the event the Commencement Date shall be a date other than the first day of the calendar month, then Tenant shall pay on the Commencement Date an amount equal to such portion of an equal monthly installment as the number of days from the Commencement Date to the end of the calendar month in which the Commencement Date occurs bears to the total number of days in said calendar month, and said payment shall represent the pro-rata Annual Base Rental from the Commencement Date to the end of such calendar month.

5.             ADJUSTMENT OF RENT.

(a)           Payment of Operating Costs and Real Estate Taxes.

(i)            Prior to the Commencement Date, Landlord shall provide to Tenant an estimate of the amount owed for Tenant’s Proportionate Share of Operating Costs and Real Estate Taxes (as defined herein).  Tenant, without further notice, shall pay to Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant’s payment of Annual Base Rental.  Any failure by Landlord to deliver any such estimate shall not relieve Tenant of its obligations to pay Operating Costs and Real Estate Taxes as herein provided.  Landlord shall provide an adjusted estimate to Tenant during the first quarter of every subsequent calendar year during the Term.  Upon receipt of any such adjusted estimate, Tenant shall pay any true-up amounts (the difference between the amount paid prior to the adjusted estimate and the adjusted estimate) and one-twelfth (1/12th) of such adjusted estimate simultaneously with Tenant’s payment of Annual Base Rental.  If, at any other time during the Term, it reasonably appears to Landlord that the Operating Costs or Real Estate Taxes for the current calendar year will vary from Landlord’s estimate, then Landlord may readjust the estimate for Operating Costs or the Real Estate Taxes for such calendar year by notice delivered to Tenant, and subsequent payments by Tenant for such calendar year will be based upon such estimate.

(ii)           Landlord shall deliver to Tenant, within one hundred twenty (120) days after the end of each calendar year during the Term, unless delayed by causes beyond Landlord’s reasonable control, a written statement

(“Statement”) setting out in reasonable detail the amount of Operating Costs and Real Estate Taxes for the preceding calendar year.  If the aggregate of monthly installments of Operating Costs and/or Real Estate Taxes actually paid by Tenant to Landlord differ from the amount due in the Statement, then, as the case may be, Tenant shall pay the difference to Landlord or Landlord shall issue a credit to Tenant against the Rent remaining to be paid hereunder for the difference, or if no Rent then remains to be paid, refund the difference to Tenant, without interest or penalty, within thirty (30) days after the date of delivery of the Statement.  However, Landlord’s failure to provide said Statement by the date set forth herein shall in no way excuse Tenant from its obligation to pay its pro-rata share of Operating Costs and Real Estate Taxes or constitute a waiver of Landlord’s right to bill and collect such pro-rata share of Operating Costs and Real Estate Taxes from Tenant.

(iii)          In the event Tenant disputes the amounts set forth in the Statement set forth in Section 5(a)(ii) above, upon no less than ten (10) business days’ prior written notice to Landlord, Tenant or Tenant’s in-house employees, or external auditors who are certified public accountants shall have the right to examine Landlord’s books and records as to amounts due in the Statement.  Any examination is subject to a confidentiality agreement executed by Tenant and Tenant’s in-house employees or external auditors, as applicable, and shall occur at the location where said records are maintained (if such records are generally maintained at the Building or elsewhere in the Denver, Colorado metropolitan area, they will be made available in the Denver, Colorado metropolitan area) during normal business hours.  Tenant shall have ninety (90) calendar days after delivery of the Statement set forth in Section 5(a)(ii) above to provide Landlord with written notice of exception of any item in the Statement.  Unless Tenant provides said written notice of exception detailing any disputed charges to Landlord within said time, Tenant shall conclusively be deemed to have accepted the accuracy of the Statement and to have waived any right to claim any readjustment in connection therewith.  If Tenant makes such timely written notice of exception, a statement as to the proper amount of any item set forth in Tenant’s written notice of exception shall be made by a reputable accounting firm and paid for by Tenant.  Under no circumstances shall Tenant conduct a review of Landlord’s books and records whereby the person or firm performing the review operates on a contingency fee or similar payment arrangement or if there exists an uncured Event of Default as defined herein, by Tenant.

(b)           Operating Costs:

(i)            Operating Costs shall be deemed to include all costs which, for federal tax purposes, may be expensed rather than capitalized and which Landlord will incur in owning, maintaining and operating the Building or the Land, exclusive of Real Estate Taxes, as hereinafter defined, mortgage interest and depreciation.  Without limitation to the foregoing, the term “Operating Costs” shall mean those costs incurred during each year of the Term in respect of the operations and maintenance of the Land and the Building in accordance with accepted principles of sound management and accounting practices as applied to the operation and maintenance of first class office buildings in Denver, including the cost of or charges for the following by way of illustration but without limitation:  landscaping and snow removal, water and sewer, insurance premiums, licenses, permits and inspections, heat, light, electrical power, steam, security, janitorial services, maintenance of and repairs to equipment servicing the Land or the Building (including costs associated to ensure the accurate processing of data), window cleaning, refuse removal services, air conditioning, supplies, materials, equipment and tools, administration and management of the Land and the Building, changing the Building’s electric service provider and associated installation, maintenance, repair and service costs, personal property taxes on the personal property used in the operation of the Land or the Building, the cost, as reasonably amortized by Landlord with interest at One and One-Half Percent (1-1/2%) above the prime rate announced from time to time by the Wells Fargo Bank of Denver, N.A., or its successor, on the unamortized amount of any capital improvement made after the Commencement Date which reduces Operating Costs but in an amount not to exceed such reduction for the relevant year, and the cost of contesting by appropriate proceedings the applicability to the Building or the Land or the validity of any statute, ordinance, rule or regulation affecting the Building and the Land which might increase Operating Costs.  If the occupancy level in the Building is less than 95%, Operating Costs will be adjusted to reflect the Building at a 95% occupancy level.  Operating Costs shall not include costs for repairs or other work occasioned by fire, windstorm or other insured casualty to the extent recovered by insurance proceeds; cost incurred in leasing or procuring new tenants (i.e., lease commissions, advertising costs and costs for renovating space for new tenants); legal costs in enforcing the terms of any lease; interest or amortization payments on any mortgage or mortgages; or rental for any ground or underlying lease or leases.  If Landlord makes any capital improvement during the Term of this Lease in order to comply with safety or any other requirements of any Federal, State or local law or governmental regulation, then the Tenant shall be responsible for its Proportionate Share of any such charges, with interest at One and One-Half Percent (1-1/2%) above the prime rate announced from time to time by Wells Fargo Bank of Denver, N.A., or its successors.  For the preceding sentence, Tenant’s Proportionate Share of said charges is determined by multiplying the annual amortization of said charges as determined by generally accepted accounting principles by Tenant’s Proportionate Share.  Said amount with interest shall be deemed an Operating Cost in each of the calendar years during which such amortization occurs.

Operating Costs allocated to Tenant shall not reflect any type or degree of service or duty performed by or through Landlord for any other Tenant which is not required to be performed for Tenant under this Lease which results in a cost in excess of the services or duties required to be provided by Landlord under this Lease.

(c)           Real Estate Taxes:

(i)            The term “Real Estate Taxes” means all taxes and assessments, special or otherwise levied upon or with respect to the Building and the Land (including air rights) imposed by Federal, State or local governments, use, occupancy, excise or similar taxes, and taxes on rent, the cost of contesting by appropriate proceeding the amount or validity of any of the aforementioned taxes or assessments and taxes and assessments of every kind and nature whatsoever levied and assessed and imposed on Landlord in lieu of or in substitution for existing or additional real or personal property taxes or assessments on the Land, Building, or said personal property; except that Real Estate Taxes shall not include general income, franchise, capital stock, estate or inheritance taxes. In the case of special taxes and assessments payable in installments, only the amount of each installment due and payable during a single calendar year shall be included in Real Estate Taxes for that year.

(d)           If the term shall terminate on a date other than December 31st, the adjustments in Annual Rent described in this section shall be increased or decreased, as the case may be, for the period commencing on the January 1st following the last full calendar year of the Term and continuing to the end of the Term, in the manner set forth in this section and the adjustment for such period shall be made within twenty (20) days after Landlord shall render its statements for the last monthly installment of the Annual Base Rental payable under this Lease, or if that is not reasonably feasible as soon thereafter as is reasonably feasible, and this obligation shall survive the expiration or earlier termination of the term.

(e)           Intentionally omitted.

(f)            Any amount due from Tenant to Landlord which is not paid when due shall bear interest at a rate of Twelve Percent (12%) from the date such payment is due until paid, except that amount spent by Landlord on behalf of Tenant shall bear interest at such rate from the date of disbursement by Landlord.  Notwithstanding the foregoing, Landlord will not assess interest as provided above for the first occurrence of any late payment in any twelve (12) month period, if Tenant makes such payment within five (5) days after receipt of notice from Landlord of such late payment, (it being expressly understood and agreed that if Tenant does not make such payment after notice, interest shall commence to accrue on the 5th day after such notice, and it further being expressly understood and agreed that any notice of non-payment which Landlord may provide Tenant pursuant to Section 23(a) hereof shall be deemed to constitute such notice).

Tenant hereby acknowledges that in addition to lost interest, the late payment by Tenant to Landlord of rent or any other sums due hereunder will cause Landlord to incur other costs not contemplated in this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Such other costs include, but are not limited to, processing, administrative and accounting costs.  Accordingly, if any installment of rent or any additional rent or other sum due from Tenant shall not be received by Landlord within five (5) days after such amount shall be due, Tenant shall pay to Landlord a late charge equal to Ten Percent (10%) of such overdue amount.  The parties hereby agree that (i) such late charge represents a fair and reasonable estimate of the costs Landlord will incur in processing such delinquent payment by Tenant, (ii) such late charge shall be paid to Landlord as liquidated damages for each delinquent payment, and (iii) the payment of the late charges and the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of the late charges is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments.  Notwithstanding the foregoing, Landlord will not assess a late charge as provided above for the first occurrence of any late payment in any twelve (12) month period, if Tenant makes such payment within five (5) days after receipt of notice from Landlord of such late payment (it being expressly understood and agreed that any notice of non-payment which Landlord may provide Tenant pursuant to Section 23(a) hereof shall be deemed to constitute such notice).

Neither assessment nor acceptance of interest or late charges by Landlord shall constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies under this Lease.  Nothing contained in this section shall be deemed to condone, authorize, sanction or grant to Tenant an option for the late payment of rent, additional rent or other sums due hereunder, and Tenant shall be deemed in default with regard to any such payments should the same not be made by the date on which they are due.

(g)           All costs and expenses which Tenant assumes or agrees to pay to Landlord pursuant to this Lease shall be deemed Additional Rent and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent.

6.             MISCELLANEOUS TAXES.  Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises, or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises, if non-payment thereof shall give rise to a lien on the real estate, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord.  In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property, or taxes upon Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within ten (10) business days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s fixtures, furnishings, equipment or personal property.

7.             USE.  The Premises shall be used and occupied by Tenant for general office purposes and for no other purpose.

(a)           Tenant shall not at any time use or occupy the Premises or the Building, or suffer or permit anyone to use or occupy the Premises, or do anything in the Premises or the Building, or suffer or permit anything to be done in, brought into or kept on the Premises, which in any manner in the sole discretion of Landlord (a) violates the Certificate of Occupancy for the Premises or for the Building; (b) causes or is liable to cause injury to the Premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the laws and requirements of any public authorities or the requirements of insurance bodies; (d) impairs or tends to impair the character, reputation or appearance of the Building as a first-class office building; (e) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; or (f) constitutes a nuisance, public or private.

(b)           Notwithstanding any other provision of this Lease to the contrary (including without limitation, Paragraph 9 regarding heating, ventilation and air conditioning and Paragraph 19 regarding rules and regulations), Tenant hereby agrees that the aggregate number of people (including, without limitation, full-time employees, part-time employees, independent contractors and agents of Tenant) which may use or perform services or activities in the Lease Premises shall not exceed a ratio of one (1) person for each two hundred (200) rentable square feet of space in the Leased Premises, regardless of whether such people “office share”, “job share” or work in shifts.  Landlord hereby acknowledges that Tenant may, from time to time, allow invitees, guests and repair workers to enter the Premises for the purposes of meeting with employees and making repairs, and that the presence of such people shall not be included in the aforementioned calculation.  Any violation by Tenant of the terms and conditions of the Paragraph 7 shall be deemed to be an Event of Default as defined in Paragraph 23 of the Lease for which there is no cure period.

8.             PREPARATION FOR OCCUPANCY.  Prior to the Commencement Date, Landlord shall, at Landlord’s sole cost and expense, alter and fit-up the Premises to the extent set forth in the Workletter Agreement of even date herewith, marked Exhibit ”B” and attached hereto (herein referred to as “Building Standard Improvements”).

Other than Building Standard Improvements, all pre-occupancy alteration and fit-up of the Premises shall be performed at Tenant’s sole cost and expense (herein referred to collectively as “Special Work”), subject to the terms and provisions of the Workletter Agreement and this Lease.

9.             SERVICES.  The Landlord shall provide, at Landlord’s expense, except as otherwise provided, the following services:

(a)           Janitor service as described in Exhibit “C” attached hereto, in and about the office space, Saturdays, Sundays, and legal and union holidays excepted.

(b)           Heat and, except for basement space, air-conditioning required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises, from 7:00 a.m. to 6:00 p.m. on Mondays through Fridays, and from 8:00 a.m. to 1:00 p.m. on Saturdays, excepting union and legal holidays in each instance.  If Tenant desires HVAC service outside of such hours, Tenant shall provide Landlord at least twenty-four (24) hours’ prior notice and shall pay to Landlord the then current standard charge for such after-hours HVAC service.  The rates for after-hours HVAC service as of the date of this Lease are $200 per hour for the first one (1) hour and $160 per hour thereafter for full cooling (chiller and fans), and $84 per hour for fans only, which rates are subject to change from time to time without notice to Tenant.

Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air-conditioning system, Landlord reserves the right, at its option, either to require Tenant to discontinue the use of such heat generating machines or equipment or to install supplementary air-conditioning equipment in the Premises; the cost of such installation shall be paid by Tenant to Landlord promptly on being billed therefor, and the cost of operation and maintenance of said supplementary equipment shall be paid by Tenant to Landlord on the monthly rent payment dates as such rates as may be agreed on, but in no event at a rate less than Landlord’s actual cost therefor of labor, materials and utilities.

(c)           Hot and cold (or tempered) water for drinking, lavatory and toilet purposes within the public areas only (and, in the standard restrooms serving the Premises).

(d)           Passenger elevator service at all times.

(e)           Window washing of all exterior windows, both inside and out.

(f)            Building Standard Electricity (hereinafter defined).

(g)           On-site building safety personnel services consistent with comparable buildings in the downtown Denver, Colorado central business district.

If Tenant shall require electric current design capacity in excess of 5.00 watts per square foot at 208/120v (three phase) for use of the Premises as general office space (the “Building Standard Electricity”), Tenant shall first procure the consent of Landlord, which Landlord may not unreasonably withhold, to the use thereof and Landlord may cause an electric check meter to be installed in the Premises or Landlord shall have the right to cause a reputable independent electrical engineering or consulting firm to survey and determine the value of the electric service furnished for such excess electric current. The reasonable cost of any such survey or meters and/or installation, maintenance and repair thereof shall be paid for by Tenant.  Tenant agrees to pay to Landlord promptly within thirty (30) days after receipt of Landlord’s statement, for all such electric current consumed as shown by said meters or by said survey at the rates charged for such services by the City, or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the electric current so consumed.  It is understood that cost, as determined by Landlord, of material and labor for replacing light bulbs, tubes, ballasts, starters, switches and any other parts and fixtures used in furnishing electricity to the leased Premises shall also be paid by Tenant.

Any riser or risers or wiring to meet Tenant’s excess electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant if, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alteration, repairs or expense or interfere with or disturb other tenants or occupants.

Landlord has advised Tenant that presently Xcel Energies (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for the Building.  Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term of the Lease and any extension thereof to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider.  Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises and accept reasonable disturbances caused thereby, provided that Landlord will use commercially reasonable efforts to minimize disruption to Tenant’s use of the Premises.

Should Tenant require any additional work or service, including but not limited to the additional work or service described above, including service furnished outside the stipulated hours, Landlord may, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay the Landlord such charges as may be agreed on, but in no event at a charge less than Landlord’s actual cost plus overhead for additional services provided, it being agreed that the cost to the Landlord of such additional services shall be excluded from Operating Expense.

It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, Tenant acknowledging that any one or more such services may be suspended by reason of accident or of repairs, maintenance, tests, change of electric service provider (or the modification of facilities in connection therewith) alterations or improvements necessary or advisable to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord.  Landlord will use commercially reasonable efforts to notify Tenant of any planned suspension of any of the foregoing services, and will use commercially reasonable efforts to restore any interrupted service.  Any such interruption of service shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease; provided, however, that in connection with any planned interruptions, Landlord will use reasonable efforts to minimize disruption to Tenant’s business activities in the Premises.  Notwithstanding the foregoing, in the event of any interruption of services caused by Landlord, its employees, agents or contractors and within Landlord’s sole and absolute control which materially impairs Tenant’s normal business operations in the Premises for a period in excess of five (5) consecutive business days, following Landlord’s receipt of notice from Tenant, then, as Tenant’s sole and exclusive remedy, Tenant shall be entitled to an abatement of Tenant’ s Annual Base Rental obligations hereunder for such period which exceeds such five (5) consecutive business days until the service is restored; provided, however that such rental abatement shall be on a pro rata basis to reflect only that portion of the Premises affected by the interruption of services.  The abatement of Annual Base Rental obligations as provided in this paragraph shall not be applicable either (a) in the case of any interruption or malfunction resulting from any service providers or any governmental action which reduces or eliminates a service to the Building; provided, however, that Landlord agrees to use commercially reasonable efforts to restore any interrupted services, or (b) in the case of damage by casualty, in which case the provisions of Article 21 shall control.

10.          MECHANIC’S LIENS.  Tenant shall pay before delinquency all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Land or Building or any part thereof, shall keep the title to the Land or Building and every part thereof free and clear of any lien or encumbrance in respect of such work and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work.  Tenant shall promptly notify Landlord of any such lien, claim of lien or other action of which it has knowledge and which affects, or could affect, the title to the Land or Building or any part thereof and Tenant shall cause the same to be removed or bonded over in a manner reasonably acceptable to Landlord and/or its lenders within ten (10) days, failing which Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.

11.          QUIET ENJOYMENT.  So long as Tenant shall observe and perform the covenants and agreements binding on it hereunder, the Tenant shall at all times during the Term herein granted peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through the Landlord, its successors or assigns.

12.          CERTAIN RIGHTS RESERVED TO THE LANDLORD.  The Landlord reserves the following rights:

(a)           To name the Building and to change the name or street address of the Building.

(b)           To install and maintain a sign or signs on the exterior or interior of the Building.

(c)           To designate all sources furnishing sign painting and lettering, ice, drinking water, towels, toilet supplies, shoe shining, vending machines, mobile vending service, catering, and like services used on the Premises.

(d)           During the last ninety (90) days of the Term, if during or prior to that time the Tenant vacates the Premises, after confirming with Tenant that Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy, without affecting Tenant’s obligation to pay rental for the Premises.

(e)           To constantly have pass keys to the Premises.

(f)            On reasonable prior notice to the Tenant, to exhibit the Premises to prospective tenants during the last nine (9) months of the Term (unless Tenant has previously exercised its renewal option as provided herein), and to any prospective purchaser, mortgagee, or assignee of any mortgage of the Property and to others having a legitimate interest at any time during the Term.

(g)           At any time in the event of an emergency, otherwise at reasonable times and except for standard building services (e.g., janitorial) upon reasonable advance notice (which may be given orally), to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Building or the Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Building or in order to comply with all laws, orders and requirements of governmental or other authority.

(h)           To install vending machines of all kinds in the Premises, and to provide mobile vending service therefor, and to receive all of the revenue derived therefrom, provided,

however, that no vending machines shall be installed by Landlord in the Premises nor shall any mobile vending service be provided therefor, unless Tenant so requests.

13.          ESTOPPEL CERTIFICATE BY TENANT.  The Tenant agrees that from time to time upon not less than ten (10) business days’ prior request by the Landlord, the Tenant will deliver to the Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the Commencement Date, Termination Date, and the dates to which the Rent and other charges have been paid, and (c) that, to the best knowledge of the person making the certificate knows, the Landlord is not in default under any provision of this Lease, and, if the Landlord is in default, specifying each such default of which the person making the certificate may have knowledge, it being understood that any such statement so delivered may be relied upon by the Landlord, any landlord under any ground or underlying lease, or any prospective purchaser, mortgagee, or any assignee of any mortgage on the Property.  Tenant also shall include or confirm in any such statement such other information concerning this Lease as Landlord may reasonably request.

14.          WAIVER OF CLAIMS AND INDEMNITY.  Landlord and Tenant, to the extent permitted by law, expressly, knowingly and voluntarily waive and release any and all claims it may have against the other party, and against the other party’s agents, employees and contractors, including, but not limited to, claims for theft or damage to property (including business interruption of Tenant’s Business) or loss of income.  Moreover, Tenant, to the extent permitted by law, expressly, knowingly and voluntarily waives and releases any and all claims it may have against the Landlord, its agents, employees and contractors, for injury to person sustained by the Tenant or by any occupant of the Premises, or by any other person, as a result of the acts or omissions of Landlord or Landlord’s employees, agents, or contractors, unless caused as a result of the negligence or willful misconduct of Landlord or its employees, agents, or contractors.  Without limiting the foregoing, Tenant waives any claims against Landlord arising from theft or damage to person or property as a result of any part of the Property or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Property or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Property or of any other person.  This provision shall apply especially (but not exclusively) to damage caused by water, frost, weather, steam, sewage, electricity, gas, sewer gas or odors, or by the bursting or leaking of pipes or plumbing work, and shall apply equally whether such damage is caused or occasioned by anything or circumstance above mentioned or referred to, or by any other thing or circumstance whether of a like or wholly different nature.  All personal property belonging to the Tenant or any occupant of the Premises that is in or on any part of the Property shall be there at the risk of the Tenant or of such other person only, and the Landlord, its agents and employees shall not be liable for any damage thereto or for the theft or misappropriation thereof.

The Tenant agrees to hold the Landlord harmless and indemnified (including reasonable attorney fees) against claims and liability for injuries to all persons and for damage to or loss of property occurring in or about the Property, due to any act of negligence or default under this Lease by the Tenant, its contractors, agents, employees, invitees, or those on the Property by or through Tenant.  Such obligation shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to any party or person described in this paragraph.  Tenant agrees that in the event Tenant shall have any claim against Landlord under the Lease or arising out of the subject matter of the Lease, as amended from time to time, Tenant’s sole recourse shall be against the Landlord’s interest in the Building, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord as a result of a breach hereof or otherwise in connection with the Lease, and no other property or assets of Landlord, its successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree.  Moreover, Tenant agrees that Landlord shall in no event and under no circumstances be responsible for any consequential damages incurred or sustained by Tenant, or its employees, agents, contractors or invitees as a result of or in any way connected to Tenant’s occupancy of the Premises.  In any and all claims against Landlord and its subsidiaries or any of their agents or employees by an employee of the Tenant or anyone directly or indirectly employed by Tenant or anyone for whose acts Tenant may be liable, the indemnification obligation under this paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Tenant under workers’ compensation acts, disability benefit acts or other employee benefit acts.  Tenant understands and acknowledges the significance and consequence of the waivers and indemnifications set forth herein.  The indemnity and hold harmless obligations of the Tenant shall survive termination of this Lease.

The Landlord agrees to hold Tenant harmless and indemnified (including reasonable attorney fees) against claims and liability for injuries to all persons and for damage to or loss of Property occurring in or about Property, due to any act of negligence or default under this Lease by Landlord, its contractors, agents, employees, invitees or those on the Property by or through Tenant.

15.          INSURANCE.

(a)           Tenant shall carry and maintain, or cause to be carried and maintained, at all times during the Term of this Lease and at Tenant’s sole cost and expense All Risk Property insurance including, but not limited to, coverage, after commercially reasonable deductibles, the full replacement value of Tenant’s improvements, including all Tenant Improvements completed by Landlord or Tenant, betterments, furniture, fixtures, equipment and all contents in the Premises.

(b)           Tenant shall carry and maintain, or cause to be carried and maintained, at all times during the term of this Lease and at Tenant’s sole cost and expense a commercial general liability insurance policy (hereinafter referred to as a “Liability Policy”).  Such Liability Policy shall include Landlord, Jones Lang LaSalle Americas, Inc. (and any other party reasonably required by Lessor), as Additional Insured and be written on an “occurrence basis” including, without limitation, blanket contractual liability coverage, broad form property damage, and personal injury coverage protecting Landlord against liability occasioned by any occurrence on or about the Premises or the Building.  Such Liability Policy shall be maintained in an amount not less than $1,000,000.00 for a single occurrence limit and $2,000,000.00 for an aggregate limit, and, in addition, $5,000,000.00 of excess or umbrella liability insurance.

(c)           Tenant shall carry and maintain, or cause to be carried and maintained, at all times during the Term of this Lease and at Tenant’s expense statutory workers compensation and employers liability insurance with the following minimum limits:

Bodily injury by disease per person                             $1,000,000

Bodily injury by accident policy limit                           $1,000,000

Bodily injury by disease policy limit                             $1,000,000

(d)           Tenant shall carry and maintain, or cause to be carried and maintained, at all times during the Term of this Lease and at Tenant’s expense such other insurance or such additional amounts of insurance with respect to the Premises as is generally maintained by persons having similar exposures or properties similarly situated and as the Landlord shall from time to time reasonably require.

(e)           The insurance required under this section shall be written by insurers authorized and licensed to conduct business in the state where the property is located and shall have an A.M. Best Company rating of “A -” or better and shall have financial size category of not less than VIII.  All insurers used by Tenant hereunder shall waive any and all rights of subrogation against Landlord, its agents, contractors, directors, officers and shareholders for losses payable.

(f)            In the event any of the insurance required under this section is cancelled (in whole or in part) for any reason whatsoever, including nonpayment of premium, such cancellation shall not be effective as to the Landlord until at least thirty (30) days after receipt by the Landlord and Tenant of written notice from each insurer of such cancellation.

(g)           Certificates of Insurance (in a form substantially similar to an Accord Form 27) executed by authorized representatives of insurance companies shall be issued in connection with each of the policies required under Sections (b), (c), (d) and (e) and delivered to the Landlord prior to the Commencement Date and from time to time upon renewal of such coverage as soon as reasonably practicable, but in no event later than thirty (30) days prior to the expiration date of the policy, providing that the policies are not subject to cancellation or non-renewal without at least thirty (30) days’ prior written notice to Landlord.

(h)           The Tenant may effect the coverage required under this section under blanket insurance policies covering other properties of the Tenant provided that (i) any such blanket insurance policy shall specify therein, or the insurer under such policy shall certify to the Landlord, any material sublimits in such blanket policy applicable to the Premises, which sublimits shall not be less than the amounts required pursuant to this section, and (ii) any such blanket insurance policy shall comply in all respects with other provisions of this section, and (iii) any deductibles and self-insured retention must be approved by Landlord.

16.          HOLDING OVER.  If the Tenant retains possession of the Premises or any part thereof after the expiration or earlier termination of the Term, the Tenant shall pay the Landlord Annual Base Rental and Additional Rent at one hundred fifty percent (150%) the monthly rate specified in Section 4 for the time the Tenant thus remains in possession and, in addition thereto, shall pay the Landlord for all damages, consequential as well as direct, sustained by reason of the Tenant’s retention of possession (collectively, “Holdover Damages”).  If the Tenant remains in possession of the Premises, or any part thereof, after the termination of the term, Tenant shall be considered a month-to-month tenant, and except as provided in this Section 16, shall continue to be subject to the terms and conditions of this Lease.  The provisions of this section do not exclude the Landlord’s rights of re-entry or any other right hereunder.  Notwithstanding the foregoing, Tenant shall not be liable to Landlord for any Holdover Damages unless Landlord gives Tenant written notice that Tenant’s holdover is prohibiting Landlord from delivering the Premises to a prospective Tenant and Tenant still fails to vacate the Premises within five (5) business days after the date of such notice.  In such event, Tenant shall be liable for any Holdover Damages sustained by Landlord after the expiration of such five (5) business day period.

17.          ASSIGNMENT AND SUBLETTING.

(a)           The Tenant, or any other occupant, shall not, without the Landlord’s prior written consent, which consent shall not be unreasonably withheld:  (i) assign, convey, mortgage, pledge, encumber or otherwise transfer (whether voluntarily or otherwise) this Lease or any interest under it; (ii) allow any transfer thereof or any lien upon the Tenant’s interest by operation of law; (iii) sublet the Premises or any part thereof, or (iv) permit the use or occupancy of the Premises or any part thereof by any one other than the Tenant.

(b)           Notwithstanding anything herein to the contrary, if at any time or from time to time during the Term, Tenant desires to sublet or assign the Lease with respect to all or part of the Premises, Tenant shall notify Landlord in writing (hereinafter referred to in this section as the “Notice”) of the terms of the proposed subletting or assignment and identify the proposed assignee or subtenant, including proposed use, and the area proposed to be sublet or covered by the assignment and shall give Landlord the option to sublet from Tenant such space (hereinafter referred to as “Sublet Space”) at the same Rent and Additional Rent as Tenant is required to pay to Landlord under this Lease for the same space, or, at Landlord’s option, to terminate this Lease with respect to the Sublet Space.  If the Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, then as to that portion of the Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that the Rent and Additional Rent shall be reduced by a fraction, the numerator of which shall be the rentable square feet of the Sublet Space and the denominator of which shall be the rentable square feet of the Premises.  The option to sublet, or to terminate this Lease, shall be exercisable by Landlord in writing within a period of thirty (30) calendar days after receipt of the Notice (“Landlord’s Sublet/Termination Notice”).  Tenant shall have the right to withdraw its request for Landlord’s consent to the proposed transfer (“Withdrawal Right”), provided Tenant exercises such Withdrawal Right within five (5) business days after receipt of Landlord’s Sublet/Termination Notice.  If Tenant timely exercises its Withdrawal Right, the Lease shall continue in full force and effect as if Tenant had not requested Landlord’s consent to the proposed transfer.

In the event Landlord exercises the option to sublet the Sublet Space, the term of the subletting from the Tenant to Landlord shall be the term set forth in the Notice and shall be on such terms and conditions as are contained in this Lease to the extent applicable, except that the Landlord shall have the right to further sublet the Sublet Space, in its sole and absolute discretion.

If Landlord fails to exercise either of its options within the said thirty (30) day period, the Tenant may submit to Landlord within twenty (20) days after said period a copy of the proposed assignment or sublease and such information concerning the proposed assignment or sublease as may be requested by Landlord for Landlord’s review.  If Landlord, in its reasonable discretion, approves in writing the terms of the proposed assignment or sublease and the proposed assignee or sublessee but a fully executed counterpart of such assignment or sublease is not delivered to Landlord within sixty (60) days after the date of Landlord’s approval, then Landlord’s approval of the proposed assignment or sublease shall be deemed null and void and Tenant shall again comply with all the conditions of this section as if the Notice and options hereinabove referred to had not been given and received.

(c)           Assignment under the Lease.  The following shall be deemed to be an assignment under this Lease:

(i)            the sale, transfer or creation of a total of more than Fifty Percent (50%) of the shares of the stock of a corporation, or more than Fifty Percent (50%) of the ownership interests of any other type of entity which is then the Tenant under this Lease, including, but not limited to, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, and limited partnership associations; or

(ii)           the merger of the Tenant with another entity whereby the Tenant is not the surviving entity; or

(iii)          the conversion of the Tenant into another entity; or

(iv)          if the Tenant is a general or limited partnership, its registration with the Colorado Secretary of State’s office pursuant to C.R.S. Section 7-60-144; or

(v)           if the Tenant is a general or limited partnership formed on or before December 31, 1997, its election to be governed by C.R.S. Section 7-64-101, et seq.

(d)           Tenant agrees to pay to Landlord, within thirty (30) days after invoice from Landlord therefor, reasonable costs incurred by Landlord in connection with any request by Tenant for Landlord to consent to an assignment or subletting by Tenant, not to exceed $1,000.00 in any one instance provided that Tenant utilizes Landlord’s standard forms.

(e)           If Landlord fails to exercise either of its options under Subsection (b) above, and if this Lease is assigned or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all of the Excess Sublease Rent (as hereinafter defined) less the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection with such subletting or assignment, including attorney’s fees, brokerage commissions, and alteration costs (which transaction costs shall be amortized on a straight-line basis over the sublease or assignment term).  Excess Sublease Rent shall include all rents, additional charges, and any and all other consideration payable to Tenant by the subtenant or assignee for or by reason of such sublease or assignment and which are, in the aggregate, in excess of the rent payable under this Lease for the subleased or assigned space during the term of the sublease or assignment, and shall include but not be limited to any sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings, or other personal property, and sums paid for services provided by Tenant to such subtenant (including, without limitation, secretarial, word-processing, receptionist, conference room, library, etc.).

Any amounts payable by Tenant under this Subsection (e) shall be paid by Tenant to Landlord as and when amounts on account thereof are paid, by any subtenant or assignee to Tenant, and Tenant agrees to promptly advise Landlord thereof and furnish such information and documentation with regard thereto as Landlord may request from time to time.

Landlord shall have the right at any time and from time to time for up to two (2) years following the Expiration Date, upon prior notice to Tenant to audit and inspect Tenant’s books, records, accounts, and federal income tax returns to verify the determination of Additional Rent payable under this section.

(f)            If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant’s covenants contained in this Lease or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of covenants on the part of Tenant herein contained.

(g)           Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease.  Any assignment, subletting, or occupancy without Landlord’s prior written consent shall be voidable by Landlord and shall, at the option of Landlord, constitute an Event of Default (as defined in Section 23 hereof) under this Lease.

(h)           In the event of a permitted subletting or assignment, any and all allowances, concessions and options set forth in this Lease shall, effective as of the date of the subletting or assignment, be deemed null and void, it being understood that said allowances, concessions and options were solely for the benefit of the original Tenant.  In no event shall this be deemed to retroactively void any allowances or concessions disbursed prior to the subletting or assignment.

(i)            The parties agree that, without limiting Landlord’s discretion in connection with a requested transfer hereunder, it shall not be unreasonable for Landlord to withhold its consent if the requested subletting or assignment is (A) to any existing tenant or subtenant of the Building, or any other Building in metropolitan Denver then owned by Landlord, unless Landlord is not able to accommodate such tenant’s/subtenant’s expansion needs in the Building, or (B) to any person or entity with whom Landlord, or its agent, is or was negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past six (6) months regarding a lease of space in the Building.  It is understood and agreed that said subletting or assignment would damage Landlord in an amount which would be difficult to determine and the parties hereby agree that any such subletting or assignment shall be void and of no further force and effect and that, in the event of an assignment or subletting under the terms of subparagraph (A) above, Tenant shall be liable to Landlord for damages in an amount equal to the then prevailing market rental rate for the Building in which the subtenant or assignee was located, for new leases multiplied by the number of rentable square feet in the Premises which were sublet or assigned, which give a per annum rental amount, which amount shall be multiplied by the number of lease years of the sublease or assignment, pro rata for any partial year.  Said amount shall be due and payable upon demand from Landlord and shall be in addition to and not in limitation of any other rights or other remedies of Landlord under this Lease for default.

(j)            Intentionally Omitted.

(k)           In no event may Tenant assign this Lease or sublet all or any portion of the Premises nor is any proposed assignment or sublease effective if there exists at the time of the proposed assignment or sublease an Event of Default under the Lease (as defined in Section 23 hereof) or Tenant has failed to pay Rent when due.

(l)            All public advertisements of the assignment of the Lease or sublet of Premises, or any portion thereof, shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld.  Said public advertisements shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior.

(m)          Except for a Permitted Transfer (hereinafter defined) or a transfer to which Landlord has consented pursuant to the provisions hereof which creates a relationship directly between Landlord and such transferee, the listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory or otherwise, or the acceptance of payment for Rent or other charges from any person or entity other than Tenant, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.

(n)           Notwithstanding anything to the contrary in this Article 17, Tenant shall have the right, upon ten (10) business days’ prior written notice to Landlord, to (i) sublet all or part of the Premises or otherwise share the Premises with any Affiliate (hereinafter defined); or (ii) assign this Lease to an Affiliate or a successor corporation or other successor entity either into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property; provided that (A) in the case of a successor corporation or other successor entity or a converted entity under Section 17(c)(iii), (iv) or (v), such successor corporation, other successor entity or converted entity assumes substantially all of the obligations and liabilities of Tenant and shall have assets, capitalization and net worth at least equal to the assets, capitalization and net worth of Tenant as of the date of this Lease as determined by generally accepted accounting principles, and (B) Tenant shall provide in its notice to Landlord information evidencing that the assignee is an Affiliate and/or a successor corporation, other successor entity or converted entity meeting the requirements set forth herein.  For purposes of this Section 17(n), the term “Affiliate” shall mean any entity controlling, controlled by or under common control with Tenant.

18.          CONDITION OF PREMISES.  Except for any Punch List Items (as defined in the Workletter Agreement), Tenant’s taking possession of the Premises shall be conclusive evidence as against the Tenant that the Premises were in good order and satisfactory condition when the Tenant took possession, except as to latent defects.  No promise of the Landlord to alter, remodel, repair or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, other than the Workletter Agreement, attached hereto as Exhibit ”B”.  At the termination of this Lease, the Tenant shall return the Premises broom-clean and in as good condition as when the Tenant took possession;  (i) ordinary wear or (ii) damage caused by fire or other casualty not caused by Tenant or Tenant’s agents, employees or invitees excepted, failing which the Landlord may restore the Premises to such condition and the Tenant shall pay the cost thereof on demand.  Notwithstanding anything to the contrary in the foregoing or in Section 19(g) hereof, Tenant shall be required to remove upon the expiration or other termination of this Lease, without further notice from Landlord, telecommunications lines (as that term is defined in Section 37[a]) as well as any other electronic, computer, telecommunications, data and/or any other cabling or wiring and related equipment (all, collectively, “cabling”) which is installed by or for the benefit of Tenant and located in the Premises or any other portion of the Building, unless Landlord notifies Tenant in writing prior to such expiration (or, in the event of such earlier termination, as soon as reasonably practicable after such termination) that Landlord elects to have Tenant leave such cabling in the Building.

19.          RULES AND REGULATIONS.  The Tenant agrees to comply with the following rules and regulations and with such reasonable modifications thereof and additions thereto as the Landlord may hereafter from time to time make for the Building.  The Landlord shall not be responsible for the non-observance by any other tenant of any said rules and regulations:

(a)           The Tenant shall occupy and use the Premises during the Term for general office and no other purpose whatsoever.

(b)           The Tenant shall not exhibit, sell or offer for sale on the Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the Premises by the Tenant without the advance consent of the Landlord.

(c)           The Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreement, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb, or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operation, or which will suffer or permit the Premises or any part thereof to be used in any manner or anything to be brought into or kept therein which, in the judgment of Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Property as a high quality office building, or which will impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Property.  Bicycles or other vehicles shall not be permitted in the offices, halls, corridors and elevators in the Building, nor shall any obstruction of sidewalks or entrances of the Building by such be permitted.

(d)           The Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Building (except within the Premises and not visible from outside the Premises) any sign, notice, legend, direction, figure or advertisement, except on the designated areas of the Premises and on the Directory Board, and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved by the Landlord, which approval shall not be unreasonably withheld; provided, however, it shall not be considered unreasonable for Landlord to withhold consent if the requested posting is not consistent with what Landlord designates as standard for the Building.  The listing of any name other than that of Tenant, whether on the door of the Premises, on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in Section 17, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

(e)           The Tenant shall not advertise the business, profession or activities of the Tenant conducted in the Building in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Building for any purposes other than that of the business address of the Tenant, and shall never use any pictures or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.

(f)            No additional locks or similar devices shall be attached to any door or window outside the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however that Tenant shall provide Landlord with copies of any keys for any such locks and Landlord shall at all times have the ability to access the Premises as provided herein.  No keys for any door other than those provided by the Landlord shall be made.  Tenant will be supplied, free of charge, with two keys for the main door entering the Premises.  If more than two keys for one lock are desired, the Landlord will provide the same upon payment by the Tenant.  All keys shall remain the property of the Landlord and must be returned to the Landlord at the expiration or termination of this Lease.  Tenant shall also provide Landlord the explanation of the combination to all locks for safes, safe cabinets and vault doors, if any, in the Premises.

(g)           Following the initial construction and installations conducted pursuant to the Workletter Agreement, the Tenant shall not make any alterations, improvements or additions to the Premises including, but not limited to, wall coverings, floor coverings and special lighting installations, without the Landlord’s advance written consent in each and every instance, which approval shall not be unreasonably withheld.  Notwithstanding anything contained to the contrary herein, Tenant shall, without Landlord’s consent, but upon prior written notice to Landlord, have the right to make alterations or minor decorations within the Premises where the aggregate cost of such alterations or decorations is less than $5,000 (“Minor Decorations”), employing contractors selected by Tenant and reasonably approved by Landlord, provided such Minor Decorations are in keeping with the standards of Tenant’s existing Premises and do not affect the structure of the Building or the Building mechanical systems.  In the event Tenant desires to make any alterations, improvements or additions other than Minor Decorations, Tenant shall first submit to Landlord plans and specifications therefor and obtain Landlord’s written approval thereof prior to commencing any such work.  All alterations, improvements or additions, including Minor Decorations, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation to Tenant (excepting only Tenant’s movable office furniture, trade fixtures, office and professional equipment provided, however, that Landlord shall have the right to require Tenant to remove such alterations, improvements or additions, at Tenant’s cost, upon the termination of this Lease and to repair any damage to the Premises resulting therefrom.  Without limiting the foregoing, Landlord will also have the right to require Tenant to remove any alterations or improvements constructed as part of the initial construction if Landlord notifies Tenant at the time of approval of the Tenant Working Drawings that Tenant will be required to remove such installations.

(h)           Neither Tenant, its clerks, agents or servants, shall bring into the Building, without written consent, and under the direction of Landlord, gas pipes or any telephone, telegraph or electric wires for any purpose.

(i)            All persons entering or leaving the Building after hours on Monday through Friday, or at any time on Saturdays, Sundays or holidays, may be required to do so under such regulations as the Landlord may impose.  The Landlord may exclude or expel any peddler.

(j)            The Tenant shall not overload any floor.  The Landlord may direct the time and manner of delivery, routing and removal, and the location of safes and other heavy articles.

(k)           Unless the Landlord gives advance written consent, the Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating (other than use of standard non-commercial refrigerators for keeping food cool) or heating device or air-conditioning apparatus in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or do any cooking therein (other than use of standard non-commercial microwave ovens), or use any illumination or other electric light, or use or permit to be brought into the Building any inflammable fluids such as gasoline, kerosene, naphtha, and benzene, or any explosives, radioactive materials or other articles deemed extra hazardous to life, limb or property except in a manner which would not violate any ordinance or governmental regulations.  The Tenant shall not use the Premises for any illegal or immoral purpose.

(l)            The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air-conditioning system, including the closing of venetian blinds and drapes, and if windows are operable to keep them closed when the air-conditioning system is in use.

(m)          The Tenant shall not contract for or perform any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.

(n)           No freight, furniture, packages of bulky matter of any description will be received in the Building or carried up or down in the elevators except during such hours as the management may prescribe.

(o)           The sidewalk, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by the Tenant or used for any purpose other than for ingress to and egress from its Premises.  The halls, passages, exits, entrances, elevators, stairways and roof are not for the use of the general public and the Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities.  No tenant and no employees or invitees or any tenant shall go upon the roof or mechanical floors of the Building.

(p)           Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals other than guide dogs for disabled visitors or employees or birds be brought in or kept in or about the Premises or the Building.

(q)           Tenant shall use reasonable efforts to ensure that the doors, and windows, if operable, of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity shall likewise be carefully shut off so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries or losses sustained by other tenants or occupants of the Building or Landlord.

In addition to all other liabilities for breach of any covenant of this section, the Tenant shall pay to the Landlord an amount equal to any increase in insurance premiums payable by the Landlord or any other tenant in the Building caused by such breach.

20.          REPAIRS.  Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in any part or appurtenance of the Building’s plumbing, electrical, heating, air-conditioning or other systems serving, located in, or passing through the Premises.  Subject to the provisions of this Section 20, the Tenant shall, at the Tenant’s own expense, keep the Premises in good order, condition and repair during the Term, except that the Landlord, at the Landlord’s expense (unless caused by the fault or negligence of the Tenant, its contractors, agents, or employees) shall keep in repair the elevators, electrical lines, plumbing fixtures located in the Building (except those installed by Tenant) heating and air-conditioning equipment, outside walls, including windows, and roof.  In addition, if any damage to the Building or Premises results from any act or neglect of Tenant or Tenant’s agents, employees or invitees, the Landlord may, at the Landlord’s option, repair such damages and the Tenant shall thereupon pay to the Landlord the total cost of such repair.  The Tenant at the Tenant’s expense, shall comply with all laws and ordinances, and all rules and regulations of all governmental authorities and of all insurance bodies at any time in force, applicable to the Premises or to the Tenant’s use thereof, except that the Tenant shall not hereby be under any obligation to comply with any law, ordinance, rule or regulation requiring any structural alteration of or in connection with the Premises, unless such alteration is required by reason of a condition which has been created by, or at the instance of, the Tenant, or is required by reason of a breach of any of the Tenant’s covenants and agreements hereunder.  Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any panels, decoration, office fixtures, railing, ceiling, floor covering, partitions, or any other property installed in the Premises by the Tenant.

21.          UNTENANTABILITY.  If the Premises are made untenantable in whole or in part by fire or other casualty the Rent, until repairs shall be made or the Lease terminated as hereinafter provided, shall be apportioned on a per diem basis according to the part of the Premises which is usable by the Tenant, if, but only if, such fire or other casualty be not caused by the gross negligence or willful misconduct of the Tenant, its contractors, agents, or employees.  If such damage shall be so extensive that the Premises cannot be restored to Building Standard by the Landlord within a period of four (4) months, either party shall have the right to cancel this Lease by notice to the other given at any time within thirty (30) days after the date of such damage, except that if such fire or casualty resulted from the gross negligence or willful misconduct of  Tenant the Tenant shall have no right to cancel.  If a portion of the Building other than the Premises shall be so damaged that in the opinion of the Landlord the Building should be restored in such a way as to alter the Premises materially, the Landlord may cancel this Lease by notice to the Tenant given at any time within thirty (30) days after the date of such damage.  In the event of giving effective notice pursuant to this section, this Lease and the term and the estate hereby granted shall expire on the date fifteen (15) days after the giving of such notice as fully and completely as if such date were the date hereinbefore set for the expiration of the Term of this Lease.  If this Lease is not so terminated, the Landlord will promptly repair the damage.  In the event that Landlord has not completed any such repairs within six (6) months after the date of casualty (as the same may be extended, not to exceed eight [8] months after the date of casualty, due to delays outside Landlord’s reasonable control) (the “Outside Repair Date”), at any time after the Outside Repair Date, but prior to the date that such repairs are completed, Tenant may give notice to Landlord of its intent to terminate this Lease, and if Landlord still fails to complete the repairs within thirty (30) days of Tenant’s notice, Tenant may, as its sole and exclusive remedy, terminate this Lease.

22.          EMINENT DOMAIN.

(a)           In the event that title to the whole or any part of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title and the Landlord shall be entitled to receive the entire award, the Tenant hereby assigning to the Landlord the Tenant’s interest therein, if any; provided, however, that Tenant shall be entitled to claim any proceeds for the taking of Tenant’s trade fixtures, equipment or personal property and for relocation expenses so long as any such claim does not diminish any award to Landlord.

(b)           In the event that title to a part of the Building other than the Premises shall be so condemned or taken and if in the opinion of the Landlord, the Building should be restored in such a way as to alter the Premises materially, the Landlord may terminate this Lease and the term and estate hereby granted by notifying the Tenant of such termination within sixty (60) days following the date of vesting of title, and this Lease and the term and estate hereby granted shall expire on the date specified in the notice of termination, not less than sixty (60) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set for the expiration of the Term of this Lease, and the Rent hereunder shall be apportioned as of such date.

23.          TENANT’S DEFAULT AND LANDLORD’S REMEDIES.  All rights and remedies of the Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law.  In addition to the other remedies in this Lease provided, the Landlord shall be entitled to restraint by injunction of the violation or attempted violation of any of the covenants, agreements or conditions of this Lease.

(a)           Any one of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease:

(i)            Tenant fails to pay any installment of Annual Base Rental or Additional Rent when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due and Landlord shall provide Tenant notice of said non-payment and allow an additional five (5) day period to cure; however, Landlord shall only be required to provide said notice once to Tenant in any twelve (12) month period;

(ii)           Tenant defaults in the prompt and full performance of any other provision of this Lease and such default continues for thirty (30) days after notice from Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such thirty (30) day period, Tenant does not, in good faith, commence to cure such breach or noncompliance within such thirty (30) day period;

(iii)          If the Tenant shall (a) apply for consent to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets; (b) admit in writing its inability to pay its debts as they come due; (c) make a general assignment for the benefit of creditors; (d) file a petition or any answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the Federal Bankruptcy Code; (e) file an answer admitting the material allegations of a petition filed against the Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the Federal Bankruptcy Code, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, except for a bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating the Tenant insolvent or approving a petition seeking reorganization of the Tenant or appointing a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets; or (f) make a transfer in fraud of creditors, then in any such events, in addition to other rights provided for herein, Landlord may give to the Tenant a notice of intention to end the Term of this Lease, specifying a day not earlier than ten (10) days thereafter, and upon the giving of such notice the Term of this Lease and all rights, title and interest of the Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Term;

(iv)          Intentionally Omitted;

(v)           Tenant’s interest under this Lease or in the Premises is transferred or passes to, or devolves upon, any other person or entity in violation of Section 17 of this Lease;

(vi)          Tenant shall fail to discharge any lien placed upon the Premises or upon Tenant’s interest in the Premises by any creditor and such lien is not discharged or disposed of in accordance with this Lease; or

(vii)         Except in such circumstances that would constitute a Permitted Transfer pursuant to the provisions of Section 17(n) hereof, the commencement of steps or proceedings toward the dissolution, winding up, or other termination of the existence of the Tenant or of any guarantor of the Tenant’s obligations, or toward the liquidation of either of their respective assets.

(b)           Upon the occurrence of any of such Event of Default described herein, Landlord shall have the option to pursue any or all of the following remedies:

(i)            If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease, the Landlord may, but shall not be obligated to, after reasonable notice to Tenant and without waiving or releasing the Tenant from any obligation under this Lease, make such payment or perform such other act to the extent the Landlord may deem desirable, and in connection therewith to pay expenses and employ counsel.  The Tenant agrees to pay reasonable attorney’s fees if legal action is required to enforce performance by Tenant of any condition, obligation or requirement hereunder.  All sums so paid by the Landlord and all expenses in connection therewith, together with interest thereon at the rate of Twelve Percent (12%) per annum from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of any installment of Rent thereafter becoming due, and the Landlord shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

(ii)           Terminate this Lease by giving to the Tenant a notice of intention to end the Term of this Lease, specifying a day not earlier than three (3) days thereafter, and, upon the giving of such notice, this Lease shall terminate on the day so specified, except as to Tenant’s liability to pay rent and other charges for the remaining Term of this Lease, together with all arrearages, whereupon Tenant shall immediately surrender possession of the Premises to Landlord, and hereby grants to the Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess the Premises as the Landlord’s former estate and, if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Annual Base Rent, Additional Rent, or other charges, enter upon and take possession of the Premises and expel or remove Tenant, as well as any other person who may be occupying such Premises or any part thereof, by force if necessary, including removal of all personal property therein, without being liable for prosecution or any claim of damages therefor, and change the locks on the Premises.

(iii)          If the Landlord becomes entitled so to elect, and the Landlord elects, without terminating the Lease, to endeavor to relet the Premises, the Landlord may, at the Landlord’s option, enter into the Premises, remove the Tenant’s signs, personal property, and other evidence of tenancy, and take and hold possession thereof, without such entry and possession terminating the Lease or releasing the Tenant, in whole or in part, from the Tenant’s obligation to pay the Rent hereunder for the full Term as provided in the Lease.  Upon and after entry into possession without termination of the Lease, the Landlord may relet the Premises or any part thereof for the account of the Tenant to any person, firm or corporation other than the Tenant for such rent, for such time and upon such terms as the Landlord shall determine to be reasonable.  In any such case, the Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by the Landlord necessary or desirable.

(c)           If this Lease is terminated under the provisions of Section 23(b)(ii) or if the Landlord shall reenter the Premises under the provisions of Section 23(b)(iii), or in the event of the termination of this Lease, or of reentry, by or under any summary or other proceeding or action of any provision of law by reason of default hereunder on the part of the Tenant, Tenant shall pay to Landlord as damages in an amount equal to the Rent and other sums which would have been owed by Tenant hereunder for the balance of the Term had this Lease, less the net proceeds, if any, of any reletting of the Premises by Landlord, after deducting all Landlord’s expenses in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting of the Premises.  As used herein, the phrase “Preparation for such Reletting” shall mean restoring the Premises to a condition that is suitable for a new tenant, including any and all costs for tenant finish work for a new tenant.  Landlord shall be entitled to collect such damages from Tenant monthly on the days on which the Rent and other amounts would have been payable under this Lease, and Landlord shall be entitled to receive the same from Tenant on each such day.  Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith against Tenant, as damages for the loss of the bargain and not as a penalty:  (i) the worth at the time of award of any unpaid Rent and other sums due and payable which had been earned prior to return of possession of the Premises to Landlord; plus (ii) the worth at the time of award of the amount of unpaid Rent and other sums which would have been payable after the date of return of possession of the Premises until the time of award which exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided by Landlord; plus (iii) the worth at the time of award of the amount by which the unpaid Rent including sums for estimated Operating Costs which would have been incurred and any other sums due for the balance of the Term after the time of award that exceeds the amount that Tenant proves could be reasonably avoided by Landlord; plus (iv) any other amounts to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord:  (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus (v) at Landlord’s election, such other amounts and remedies in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Colorado.  Any amounts owed by Tenant to Landlord shall bear pre- and post-judgment interest at Twelve Percent (12%) compounded annually until paid.

The “worth at the time of award” of the amounts due prior to the date of the award is computed by allowing interest compounded annually, at the rate of Two Percent (2%) over the prime rate charged from time to time by Wells Fargo Bank, N.A., in Denver, Colorado, or its successor(s), on all unpaid Rent and other sums due and payable.  The “worth at the time of award” of the amounts due after the date of the award is computed by discounting such amount at the discount rate equal to the prime rate charged from time to time by Wells Fargo Bank, N.A., in Denver, Colorado, or its successor(s).

(d)           Tenant agrees it would be difficult for the Landlord to prove the amount of damages it will incur as a result of any breach of the Lease by Tenant.  Tenant hereby agrees that providing for the above liquidated sums in addition to, and not in lieu of, other amounts due and owing amount to a reasonable sum due and owing the Landlord in the event of a breach of this Lease by Tenant.

(e)           Any and all property which may be removed from the Premises by the Landlord pursuant to the authority of the Lease or of law, to which the Tenant is or may be entitled, may be handled, removed or stored by the Landlord at the risk, cost and expense of the Tenant, and the Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  The Tenant shall pay to the Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in the Landlord’s possession or under the Landlord’s control.  Any such property of the Tenant not removed from the Premises or retaken from storage by the Tenant within thirty (30) days after the end of the Term or of the Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by the Tenant and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit.

24.          SALE AND ASSIGNMENT.  Landlord shall have full right to sell or assign its interest and rights to this Lease to any other person, firm or corporation capable of accepting such sale or assignment.  In the event that the purchaser or assignee expressly covenants and agrees to accept and assume all the covenants, conditions and stipulations of the Lease and to comply with and be bound thereby, and to assume all liability of Landlord theretofore or thereafter arising, then Landlord shall thereupon be released from all liability under this Lease, and thereafter all liability in respect thereof shall rest upon the assignee alone.  Any purchaser or assignee from Landlord may, subject to the provision hereof and upon the same terms and conditions, sell or assign his or its interest in and rights to this lease and like subsequent assignments may be made from time to time by anyone at any time owning such interest in and rights to this lease.

25.          SUBORDINATION OF LEASE.  The rights of the Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Property, and to the lien of any mortgage or mortgages now or hereafter in force against such leases and/or the Property, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof.  This section is self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute such further commercially reasonable instruments as may be requested by the Landlord.  Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof.

26.          NOTICES AND CONSENTS.  All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when sent by United States Certified or Registered Mail, postage prepaid, (a) if for the Tenant, addressed to the Tenant at the Building, or at such other place as the Tenant may from time to time designate by notice to the Landlord, or (b) if for the Landlord, addressed to the management office of the Landlord in the Building, with a copy to Landlord c/o J.P. Morgan Investment Management, Inc., 245 Park Avenue, Second Floor, New York, New York  10167, Attention:  Asset Manager, or at such other place as the Landlord may from time to time designate by notice to the Tenant.  All consents and approvals provided for herein must be in writing to be valid.  The date of service of such notices shall be the date such notices are received or refused, as the case may be, as evidenced by addressee’s registry or certification receipt.  If the term “Tenant” as used in this Lease refers to more than one person, any notice, consent, approval, request, bill, demand or statement, given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant.

27.          SPRINKLERS.  If there now is or shall be installed in the Building a “sprinkler system”, and such system or any of its appliances shall be damaged or injured or not in proper working order by reason of any act or omission of the Tenant, Tenant’s agents, servants, employees, licensees or visitors, the Tenant shall forthwith restore the same to good working conditions at its own expense, and if the Board of Fire Underwriters of Fire Insurance Exchange or any bureau, department or official of the state or city government, require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of the Tenant’s business, or the location of partitions, trade fixtures, or other contents, of the Premises, or for any other reason, or if any such changes, modifications, alterations, additional sprinkler heads or other equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate as fixed by said Exchange, or by any fire insurance company, Tenant shall, at the Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler head or other equipment.

28.          NO ESTATE IN LAND.  This contract and Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; and Tenant has only a usufruct which is not subject to levy and sale.

29.          INVALIDITY OF PARTICULAR PROVISIONS.  If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during its term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is, in the sole determination of Landlord, essential to the rights of both parties in which event Landlord has the right to terminate this Lease on written notice to Tenant.

30.          WAIVER OF BENEFITS.  Tenant waives the benefits of all existing and future Rent Control Legislation and Statutes and similar governmental rules and regulations, whether in time of war or not, to the extent permitted by law.

31.          WAIVER OF TRIAL BY JURY.  It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or any other statutory remedy.

32.          SECURITY DEPOSIT.  See Rider to Lease, Paragraph 7.

33.          SUBSTITUTE PREMISES.  Intentionally Omitted.

34.          PARKING.  Tenant shall have the right, during the term of this Lease, to rent unreserved garage stalls for the parking of motor vehicles used by Tenant, its officers and employees at a ratio of one (1) such stall for every one thousand (1,000) rentable square feet leased by Tenant, at the monthly rates and upon the terms and conditions as may from time to time be established by Landlord, or the operator of the garage facility.  Such garage stalls shall be at locations designated by Landlord or the operator of the garage facility.  In the event Tenant does not continuously and at all times following that date which is six (6) months following the Commencement Date elect to pay rent on the garage stalls, Landlord shall have the right to cancel Tenant’s right to use said garage stalls.  In addition, Tenant shall have the right to convert up to eight (8) of the foregoing unreserved garage stalls to stalls in the reserved area of the parking garage facility.  In the event that Tenant elects to convert such stalls to reserved stalls, the use of such reserved stalls shall be subject to the terms and conditions of this paragraph, except that they shall be located in the reserved area of the parking garage, as such area may be designated by Landlord or the operator of the garage facility from time to time, and Tenant acknowledges that the designated area for such reserved parking spaces will not necessarily be located close to the Building entrances or elevators or otherwise “close in” parking.  In no event shall Tenant be entitled to utilize parking spaces in excess of the foregoing 1:1,000 parking ratio, taking into account both reserved and unreserved spaces.  The current parking charges are $155.00 per space per month (plus any taxes thereon) for unreserved spaces and $210.00 per space per month (plus any taxes thereon) for reserved spaces, which rates are subject to change from time to time as more fully set forth above.  In addition, and subject to availability, Landlord will provide Tenant with additional permits allowing access to unreserved spaces in the Parking Facilities (each, a “Month-to-Month Permit” and collectively, the “Month-to-Month Permits”) upon no less than thirty (30) days’ prior written request by Tenant (“Tenant’s Request”).  The foregoing Month-to-Month Permits shall be made available on a month-to-month basis only, subject to availability, and either Landlord or Tenant shall have the ability to cancel any or all of the Month-to-Month Permits at any time upon thirty (30) days’ prior written notice.  In the event that such requested Month-to-Month Permits are not then available at the time that Tenant provides Tenant’s Request, Landlord shall so advise Tenant, and Tenant shall revise its Month-to-Month Permit request to a number which is mutually agreeable to the parties, based on, among other things, availability of the requested Month-to-Month Permits.  In no event will Landlord have any obligation to provide Month-to-Month Permits if the same are not then available, and Landlord shall have no obligation to cause any such Month-to-Month Permits to be made available; provided, however, Landlord agrees that Tenant shall have preference for Month-to-Month Permits over parkers in the garage that are not tenants of the Building.  If such Month-to-Month Permits are then available, Tenant shall pay Landlord’s then current parking charges for each Month-to-Month Permit (plus any taxes thereon) from the date of the taking of such Month-to-Month Permits on a month-to-month basis, subject to termination by either party as provided above.  During the period of use of any such Month-to-Month Permits by Tenant, such Month-to-Month Permits shall be subject to all other terms and conditions related to parking contained in the Lease, including without limitation all terms and conditions of this Paragraph.

35.          BROKERAGE.  See Rider to Lease, Paragraph 9.

36.          ENVIRONMENTAL PROVISIONS.

(a)           Tenant’s Representations, Warranties and Covenants.  Tenant represents, warrants and covenants that (1) the Premises will not be used for any dangerous, noxious or offensive trade or business and that it will not cause or maintain a nuisance there, (2) it will not bring, generate, treat, store, use or dispose of Hazardous Substances (as hereinafter defined) at the Premises, (3) it shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (4) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws.  Premises for the purposes of this Article shall mean the Building and Property, including parking areas.  Upon the request of Landlord, Tenant shall provide Landlord with evidence of compliance with Environmental Laws.  At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Hazardous Substances and in compliance with all Environmental Laws and to the complete satisfaction of Landlord.

(b)           Subject to the provisions of this Article and to the prior written consent by Landlord which may be given or withheld in Landlord’s sole discretion, Tenant shall be entitled to use and store only those Hazardous Substances that are necessary for Tenant’s business, provided that such usage and storage is in full compliance with all applicable Environmental Laws.

(c)           Tenant will cooperate with Landlord and allow Landlord and Landlord’s representatives access to any and all parts of the Premises and to the records of Tenant with respect to the Premises for environmental inspection purposes at any reasonable time.  In connection therewith, Tenant hereby agrees that Landlord or Landlord’s representatives may perform any testing upon or of the Premises that Landlord deems reasonably necessary for the evaluation of environmental risks, costs, or procedures, including soils or other sampling or coring.

(d)           Violations — Environmental Defaults:

(i)            Tenant shall give to Landlord prompt verbal and follow-up written notice as soon as it becomes aware of any actual or threatened spills, releases or discharges of Hazardous Substances on the Premises, caused by the acts or omissions of Tenant or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors.  Tenant covenants to promptly investigate, clean up and otherwise remediate any spill, release or discharge of Hazardous Substances caused by the acts or omissions of Tenant or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors at Tenant’s sole cost and expense; such investigation, clean up and remediation to be performed in accordance with all Environmental Laws and to the reasonable satisfaction of Landlord, Landlord’s lenders, if any, and any governmental agency, and after Tenant has obtained Landlord’s written consent, which shall not be unreasonably withheld.  Tenant shall return the Premises to the condition existing prior to the introduction of any such Hazardous Substances.

(ii)           In the event of (1) a violation of an Environmental Law which is Tenant’s responsibility hereunder, (2) a release, spill or discharge of a Hazardous Substance on or from the Premises, (3) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors, or (4) an emergency environmental condition which is Tenant’s responsibility hereunder (collectively “Environmental Defaults”), Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the violation, release or environmental condition; and in the event Tenant fails to immediately address such violation, release, or environmental condition, or if the Landlord deems it necessary, then Landlord may perform, at Tenant’s expense, any lawful actions necessary to address the violation, release, or environmental condition.

(iii)          Landlord has the right, but not the obligation, to cure any Environmental Defaults, has the right to suspend some or all of the operations of the Tenant until it has determined to is sole satisfaction that appropriate measures have been taken, and has the right to terminate the Lease upon the occurrence of an Environmental Default.

(e)           Additional Rent.  Any expenses which the Landlord incurs, which are to be at Tenant’s expense pursuant to this Article, will be considered Additional Rent under this Lease and shall be paid by Tenant on demand by Landlord.

(f)            Indemnification.  Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise, which arise out of or in any way related to the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors during or after the term of this Lease (including, but not limited to, attorney, consultant, laboratory and expert fees and including without limitation, diminution in the value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and damages arising from any adverse impact on marketing of space), arising from or related to the use, presence, transportation, storage, disposal, spill, release or discharge of Hazardous Substances on or about the Premises.

(g)           Definitions.

(i)            “Hazardous Substance” means (A) asbestos and any asbestos-containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (B) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil natural gas, or geothermal resource, and (C) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactivity material (including any source, special nuclear, or by-product material), and medical waste.

(ii)           “Environmental Laws” collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environmental and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C., §6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 33 U.S.C. §7401, et seq.; the Clean Air Act, 42 U.S.C. §741, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601-2629; the Safe Drinking Water Act, 42 U.S.C. §300f-300j; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1101, et seq.; and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

(h)           Survival.  The provisions of this Article shall survive the expiration or earlier termination of this Lease.

37.          TELECOMMUNICATIONS.

(a)           Limitation of Responsibility.  Tenant shall have the right to use any telecommunication provider chosen by Tenant, subject to reasonable requirements of Landlord to allocate space in the Building’s conduits and/or equipment rooms.  In no instance shall Landlord charge a telecommunications provider chosen by Tenant fees, rents or other sums in order for such provider to serve Tenant in the Premises; provided, however, that nothing contained in the foregoing shall be deemed to preclude Landlord from charging any such telecommunications provider Landlord’s standard charge for access to areas outside the Premises, including without limitation, riser cables or terminal blocks.  If there is more than one tenant on a floor, Landlord will allocate hook ups to the terminal block based on the proportion of rentable square feet that each tenant occupies on the floor.  Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole cost and expense of Tenant, subject to reimbursement from the tenant allowance. Subject to Landlord’s supervision and approval, Tenant shall have the right to use the riser cables by installing telecommunication lines from the Premises to the terminal block on the floor or floors on which the Premises are located (such lines, and any other voice/data cables, lines or wires used or installed by or for Tenant and serving the Premises are referred to as the “telecommunication lines”). Landlord makes no representations or warranties with respect to the capacity, suitability or design of the riser cables or terminal blocks.  The installation and hook-up of telecommunication lines by Tenant will be subject to Paragraph 21 of this Lease. Tenant will have no rights or interest in the riser cables and terminal blocks in the Building therein except as set forth herein.  Other than in the case of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for: (a) any damage to Tenant’s or its subtenants’ telephone lines, telephones or other equipment connected to the telecommunication lines, (b) interruption or failure of, or interference with, telephone or other service coming through the telecommunication lines to the Premises, or (c) unauthorized eavesdropping or wiretapping.  All telephone and telecommunications desired by Tenant must be ordered and utilized at the sole expense of Tenant. All of Tenant’s telecommunications equipment must be and remain solely in the Premises, in accordance with this Lease and with the reasonable rules and regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected.  Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, unless caused by the gross negligence or willful misconduct of Landlord, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

(b)           Necessary Service Interruptions.  Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building.

(c)           Removal of Equipment, Wiring and Other Facilities.  Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost thereof to be paid as Additional Rent.  Landlord shall have the right, however, upon written notice to Tenant to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Building.  Tenant covenants that Tenant shall be the sole owner of such wiring and related infrastructure and shall have good right to surrender said wiring and related infrastructure, which is free of all liens and encumbrances and shall be in good working order.

(d)           New Provider Installations.  In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval may not be unreasonably withheld, conditioned or delayed by Landlord. The parties agree that without limiting Landlord’s rights to reasonably approve and/or reasonably condition approval, Landlord will not be deemed to have unreasonably withheld its approval if the Building does not have the capacity (as reasonably determined by Landlord and confirmed by an independent third party telecommunications engineer retained by Tenant at Tenant’s sole cost) to support another service provider.  Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s commercially reasonable satisfaction, Landlord shall decline to give its approval:

(i)            Landlord shall incur no expenses whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials, services and supervision;

(ii)           Prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider;

(iii)          The provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord to be necessary to protect the interests of the Building, the Tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations;

(iv)          Landlord reasonably determines that there is sufficient space in the Building for the placement of the provider’s equipment and materials;

(v)           The provider agrees to abide by Landlord requirements, if any, that provider use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord);

(vi)          Landlord receives from the provider such compensation as is determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord;

(vii)         The provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and

(viii)        All of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord;

(e)           Limit of Default or Breach.  Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question.  The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party (including any subtenant), and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

(f)            Installation and Use of Wireless Technologies.  Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent.  Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other Tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

(g)           Limitation of Liability for Equipment Interference.  In the event that telecommunications equipment, wiring and facilities or satellite and antennae equipment of any type installed by or at the request of Tenant within the Tenant’s Premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference.  Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation.  If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.

38.          ERISA REPRESENTATION.

(a)           Tenant acknowledges that it has been advised that an affiliate of Landlord is a collective investment fund (the “Fund”) which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), and with respect to which Morgan Guaranty Trust Company of New York (“MGT”) is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

(b)           Landlord hereby represents and warrants to Tenant that, as of the date hereof, that Landlord has no Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of Ten Percent (10%) of the total interests in the Fund (each, a “10% Plan”).  In the event Landlord participates in one or more 10% Plans (collectively, the “Existing 10% Plan”), Tenant shall comply with the provisions in Subparagraph (d) below.

(c)           Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true:  (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) (each a “Party in Interest”) with respect to the Existing 10% Plan or, (2) if Tenant is a Party in Interest, that:

(A)          neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either:  (i) appoint or terminate MGT as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with MGT, including renewals or modifications thereof, on behalf of the Existing 10% Plan; and

(B)           neither Tenant nor any entity controlling, or controlled by, Tenant owns a Five Percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in MGT or JP Morgan & Co. Incorporated.

(d)           In the event that Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within 10 days of such notification, inform the Fund in writing as to whether it can make the same representations which it made in Subsection (c) of this section with respect to such prospective 10% Plan.  Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under the Lease, one of the statements set forth in Subsection (c) will be true with respect to such 10% Plan.

39.          SPECIAL STIPULATION.

(a)           No receipt of money by the Landlord from the Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

(b)           Intentionally Omitted.

(c)           No waiver of any default of the Tenant hereunder shall be implied from any omission by the Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

(d)           The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of the Landlord’s interest in this lease at the time in question, and in the event of any transfer or transfers of such interest the Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all personal liability as respects the performance of any covenants or agreements on the part of the Landlord contained in this Lease thereafter to be performed.

(e)           It is understood that the Landlord may occupy portions of the Building in the conduct of the Landlord’s business.  In such event, all references herein to other tenants of the Building shall be deemed to include the Landlord as an occupant.

(f)            The term “City” as used in this Lease shall be understood to mean the City in which the Property is located.

(g)           All of the covenants of the Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

(h)           The Tenant agrees that, upon receiving a written request from the Landlord, the Tenant will within ten (10) days deliver a copy of this Lease, or, if the Landlord so requests, a Memorandum of this Lease, in recordable form to the Landlord.  Tenant shall not record this Lease or a Memorandum thereof, without the prior written consent of the Landlord.

(i)            Neither party has made any representations or promise, except as contained herein, or in some further writing signed by the party making such representation or promise.

(j)            In the absence of fraud, no person, firm or corporation, or the heirs, legal representatives, successors and assigns, respectively, thereof, executing this Lease for Landlord as agent, trustee or in any other representative capacity shall ever be deemed or held individually liable hereunder for any reason or cause whatsoever.

(k)           In the event of variation or discrepancy, the Landlord’s original copy of the Lease shall control.

(l)            Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the Landlord and the Tenant and their respective heirs, legal representatives and successors, and assigns in the event this Lease has been assigned with the express written consent of the Landlord.

(m)          The Tenant agrees that it is Tenant’s sole obligation to comply with the provisions of the Americans with Disabilities Act (“ADA”), as amended from time to time, with regard to the Premises.  Tenant agrees to indemnify, defend and protect Landlord from any claim or suit brought against Landlord for Tenant’s failure to comply with the Tenant’s obligations to maintain the Leased Premises pursuant to ADA.

(n)           Each of Landlord and Tenant, and each person signing for them, hereby warrants and represents to the other that the individual signing on behalf of that party is fully authorized to sign on behalf of, and to bind, such party and that, when signed by the parties, this

Lease shall be fully binding on the party on whose behalf this Lease is executed by such individual.

(o)           If there be more than one Tenant, the obligations under the Lease imposed upon Tenant shall be joint and several.

(p)           This Lease represents the entire agreement of Landlord and Tenant with regard to the Lease, with all prior writings and verbal negotiations with regard thereto being merged herein.

(q)           Tenant acknowledges and agrees that Landlord, at its sole cost and discretion, shall have the right to remeasure the Building at any time.  Such remeasurement shall be performed in accordance with the then existing standards established by Building Owners and Managers Association International (“BOMA”).  The Landlord has the sole right and discretion to implement the remeasurement of the Building and revise Rentable Area, Rentable Area Leased, and any other remeasurements of the Building as provided for in this Lease upon thirty (30) days’ notice to Tenant.

(r)            It is understood and agreed that this Lease shall not be binding until and unless all parties have signed it.

40.          EXHIBITS.  Exhibits A, B and C and the Rider to Lease, which Rider consists of 8 pages, are attached hereto and become part of this Lease.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY		EVERGREEN ENERGY INC., a Delaware corporation

By:	/s/ Dennis Keyes	By:	/s/ Kevin R. Collins
Print Name:	Dennis Keyes	Print Name:	Kevin R. Collins
Its:	Vice President	Its:	EVP & COO

EXHIBIT “A”

LEASE COMMENCEMENT DATE STATEMENT

Date:                    , 200

TO:         Jones Lang LaSalle Americas, Inc.

Agent for Seventeenth Street Plaza Realty Holding Company

RE:

Dear Jones Lang LaSalle Americas, Inc.:

This letter is being delivered to you in accordance with Paragraph 3 of the Office Lease dated                                                                                                                                   , 2006, between Evergreen Energy Inc. and Seventeenth Street Plaza Realty Holding Company, pertaining to the Premises referred to in the Lease.

The undersigned hereby acknowledges and agrees that the Lease Commencement Date (as defined in the Lease) for the Premises is                                     , 200       , and the Expiration Date (as defined in the Lease for the Premises) is                                   , 200           .

LANDLORD:	TENANT:
SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY	EVERGREEN ENERGY INC., a Delaware corporation

By:	By:
Print Name:	Print Name:
Its:	Its:

Attest:
Print Name:
	Its:	Secretary

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EXHIBIT “B”

WORKLETTER AGREEMENT

THIS WORKLETTER is dated November 17, 2006, by and between SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY (“Landlord”) and EVERGREEN ENERGY INC. (“Tenant”).

R E C I T A L S:

1.             This Workletter is attached to and forms a part of that certain Office Lease dated November 17, 2006 (“Lease”), pursuant to which Landlord has leased to Tenant office space in that building known as Seventeenth Street Plaza, Denver, Colorado.

2.             The parties have agreed to make certain improvements to the Premises, upon the terms and conditions contained in the Lease and this Workletter.

3.             Tenant Improvements.  Landlord has granted to Tenant an allowance of up to Thirty-Five and No/100 Dollars ($35.00) per rentable square foot of the Premises, for a total allowance of up to One Million One Hundred Forty-Five Thousand Four Hundred Forty-Five and No/100 Dollars ($1,145,445.00) (the “Tenant Improvement Allowance”), for completion of slab-to-slab Tenant Improvements in accordance with the Space Plan (hereinafter defined).  Except as provided herein, the Tenant Improvement Allowance is for Tenant Improvements in the Premises.  Landlord shall not charge to Tenant the costs of removal of any previous tenants’ wiring or cabling, nor shall the same be taken from the Tenant Improvement Allowance.  Notwithstanding the foregoing, in the event that sufficient funds are available in the Tenant Improvement Allowance after completion of and payment for, the Tenant Work (hereinafter defined), Tenant may elect to utilize a portion of the Tenant Improvement Allowance, not to exceed $5.00 per rentable square foot of the Premises in the aggregate (for a total of up to $163,635.00) toward the costs associated with Tenant’s furniture, fixtures and equipment for the Premises, cabling and/or wiring in the Premises, and/or relocation costs (collectively, the “Additional Tenant Costs”).  Landlord shall reimburse Tenant for its Additional Tenant Costs, not to exceed the foregoing limits, within thirty (30) days after receipt of Tenant’s documented third-party invoices therefor.  Tenant expressly acknowledges and agrees that Landlord shall have no obligation to fund any Additional Tenant Costs from the Tenant Improvement Allowance unless and until all of the Tenant Work has been fully paid for from the Tenant Improvement Allowance and any Tenant Improvement Allowance still remains.  In the event the Tenant Improvement Allowance is not used on or before June 1, 2007, Landlord shall retain such unused portion of the Tenant Improvement Allowance, and Tenant shall have no further rights thereto or hereunder.  In the event that the cost of the Tenant Improvements exceed the Tenant Improvement Allowance, Landlord shall provide Tenant with an additional allowance above the Tenant Improvement Allowance, to apply towards payment of the excess costs of the Tenant Improvements (the “Excess Allowance”), and Tenant shall deposit with Landlord funds sufficient to cover any additional projected excess costs and promptly pay to Landlord any costs in excess thereof.  Any portion of the Excess Allowance paid by Landlord shall be paid for directly by the Tenant.  Landlord shall have the work depicted in the Tenant Space Plan (the “Tenant Work”) constructed with, unless otherwise specified, Building standard materials and in a good and workmanlike manner pursuant to the schedule provided for herein, subject, however, to extensions equal to the delays suffered by Landlord and caused by Tenant or by strike, lockouts, fire or other casualty loss, acts of God, unavailability of materials, hostile or war like action, riot or other causes beyond Landlord’s reasonable control.  The Tenant Work, as modified from time to time pursuant to the provisions of this Workletter, shall be known as the “Tenant Improvements”.  Subject to the foregoing limitations, the cost of preparing the Space Plan, any other architectural or engineering fees and the construction management fee to Jones Lang LaSalle Americas, Inc. set forth below shall be paid for out of the Tenant Improvement Allowance as part of the costs of the Tenant Improvements.

4.             Tenant Space Plan.  Landlord and Tenant hereby approve the general space layout and “test fit” (the “Space Plan” or “Tenant Space Plan”) prepared by Newman Cavendar & Doane and attached hereto as Exhibit B-1.

5.             Tenant Working Drawings.  Based upon the Tenant Space Plan, Landlord will cause working drawings for the improvements to the Premises (“Tenant Working Drawings”) to

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be prepared and delivered to Tenant within a period as may be reasonably needed because of the complexity of Tenant’s improvements or the nature of Tenant’s non-building standard improvements, if any.  The Tenant Working Drawings will include Tenant’s partition layout, ceiling plan, electrical outlets and switches, telephone outlets, and detailed plans and specifications for the construction of the improvements called for under this Workletter.  Tenant will furnish Landlord and its planners with all the information necessary to enable them to complete the Tenant Working Drawings as soon as possible, but in no event more than ten (10) business days after execution of this Lease.  Tenant shall further respond to all requests by Landlord, or its planner, for clarification on said information provided within three (3) business days of said request.  The cost of all working drawings for Tenant Improvements will be paid for out of the Tenant Improvement Allowance as part of the costs of the Tenant Improvements.  Tenant will deliver to Landlord written acceptance or rejection of any Tenant Working Drawings (initial or revised) within three (3) business days after Tenant receives any such item.  If Tenant fails to provide the information or clarification outlined above, rejects the Tenant Working Drawings (initial or revised), or fails to provide written acceptance or rejection within the period outlined above, Landlord shall not be obligated to proceed with any improvements of the Premises until such time as Tenant provides such written acceptance, and any delays in construction as a result thereof shall be deemed delays caused by Tenant.

6.             Tenant Cost Estimate.  Once the Tenant Working Drawings have been prepared and approved as provided above, Landlord shall seek three (3) competitive bids from general contractors from Landlord’s approved bidding list.  Tenant may submit the name of one contractor to be included in the bidding process.  Tenant shall be allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor.  In connection with the foregoing, Landlord shall also cause a cost estimate for the improvements to the Premises (“Tenant Cost Estimate”) to be prepared and delivered to Tenant.  The Tenant will furnish Landlord and its planners with all the information necessary to enable them to complete the Tenant Cost Estimate.  The cost of all cost estimates for Tenant Improvements will be paid as part of the costs of the Tenant Improvements.  Tenant will deliver to Landlord written acceptance or rejection of any Tenant Cost Estimate (initial or revised) within three (3) business days after Tenant receives any such item.  If Tenant rejects the Tenant Cost Estimate, or fails to provide written acceptance or rejection within said three (3) business day period, Landlord shall not be obligated to proceed with any improvements of the Premises until such time as Tenant provides such written acceptance, and any delays in construction as a result thereof shall be deemed delays caused by Tenant.  If at any time the costs of the Tenant Improvements as reasonably projected by Landlord exceed the Tenant Improvement Allowance, Tenant shall pay any such excess to Landlord in a manner reasonably acceptable to Landlord, and, until such payment, Landlord shall not be obligated to proceed with any improvements of the Premises, and any delays in construction as a result thereof shall be deemed delays caused by Tenant.

7.             Upon written approval of the Tenant Working Drawings and the Tenant Cost Estimate by Tenant, Landlord and Tenant shall be deemed to have given final approval to the Working Drawings, and the costs thereof, and Landlord shall be authorized to proceed with construction.

8.             Change Orders.  Tenant may request changes in the work during construction only by written requests to Landlord’s Representative on a form approved by Landlord.  All such changes will be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed.  Before commencing any change, Landlord or Landlord’s agent will prepare and deliver to Tenant, for Tenant’s written approval, a change order setting forth the cost of such change, which will include associated architectural, engineering and construction contractor’s fees.  If Tenant fails to approve such change order within three (3) business days, Landlord will not proceed to perform the change.  If Tenant timely approves such change order, Tenant agrees to pay any amounts payable by Tenant in connection with the change order in the manner provided in Paragraph #6 above, to the extent the Tenant Improvement Allowance is exceeded.  If a request for changes in the work delays Landlord’s completion of the Tenant Improvements, then such delay shall constitute a Tenant’s Delay.

9.             Completion and Commencement of Rent.  The term of the Lease shall commence as provided in Section #3 of the Lease.

10.           Failure to Perform.  Intentionally Omitted.

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11.           Construction Administration.  Landlord shall coordinate and administer all activities of contractor(s) in the performance of Tenant’s Improvements in accordance with the plans and specifications.  Tenant agrees that it will not contract with any contractor, laborer or material supplier to perform any improvements in the Premises without providing Landlord with notice ten (10) days prior to any improvements and requiring said contractor, laborer or material supplier to execute an agreement acknowledging non-liability for payment by Landlord in accordance with C.R.S. § 38-22-105.5, as amended from time to time.  After the completion of the Tenant Improvements, and within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Tenant Improvements, pay to Jones Lang LaSalle Americas, Inc. a construction management fee equal to 1% of the total cost of the Tenant Improvements, which may be paid from the unused portion of the Tenant Improvement Allowance (if any).  Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

12.           Miscellaneous.

(a)           Except to the extent otherwise indicated herein, the initially capitalized terms used in this Workletter Agreement shall have the meaning assigned to them in the Lease.

(b)           The terms and provisions of this Tenant Workletter are intended to supplement and are intended as an Amendment to the Lease and are specifically subject to all the terms and provisions of the Lease.  In the event of conflict between the terms of this Tenant Workletter and the Lease, then the provisions of the Workletter shall govern.

(c)           Prior to the date the Premises are ready for occupancy Landlord’s contractor and Tenant shall inspect the Premises and jointly complete a “punch list” of incomplete or defective work (the “Punch List Items”), and thereafter Landlord shall exercise due diligence to cause such Punch List Items to be completed within thirty (30) days following the date the Premises are ready for occupancy (except for any punch list items which, despite due diligence, cannot be completed within said thirty (30) day period).

(d)           This Tenant Workletter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

(e)           Landlord shall have the right to issue reasonable construction rules, regulations and policies.  If Tenant contests any of these rules, regulations, or policies, Landlord agrees to take reasonable steps to modify such rules, regulation, and policies at Tenant’s request, except that Tenant shall pay directly any related expenses of construction or of consultants due to said changes to the extent said change exceeds the Tenant Improvement Allowance.

(f)            No waiver of any default of the Tenant hereunder shall be implied from any omission by the Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and that only for the time and to the extent therein stated.

(g)           Except as modified herein, the provisions of the Lease shall continue in full force and effect.

(h)           Landlord neither warrants nor guarantees the accuracy of any estimated Costs or Tenant Cost Estimates.

(i)            Time is of the essence in this Workletter Agreement, and the failure by Tenant to timely respond or perform shall be deemed to be a Tenant’s Delay, and in addition, subject to any applicable notice and cure periods, Landlord may deem such Tenant’s Delay an Event of Default under the Lease.  Tenant undertakes and agrees to, upon written request, meet or provide written response, as the case may be, within one business day of such written request, except as otherwise provided in this Workletter Agreement.  Any delay caused by Tenant’s failure to do so shall be deemed to be a delay caused by Tenant.

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LANDLORD:		TENANT:
SEVENTEENTH STREET PLAZA REALTY HOLDING COMPANY		EVERGREEN ENERGY INC., a Delaware corporation

By:	/s/ Dennis Keyes	By:	/s/ Kevin R. Collins
Print Name:	Dennis Keyes	Print Name:	Kevin R. Collins
Its:	Vice President	Its:	EVP & COO

		Attest:	/s/ William G. Laughlin
		Print Name:	William G. Laughlin
		Its:	Secretary

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EXHIBIT B-1

TENANT SPACE PLAN

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EXHIBIT “C”

CLEANING SCHEDULE

Landlord shall furnish janitorial service to the Premises and the Building Complex as described below:

DAILY SUNDAY THROUGH THURSDAY, INCLUSIVE

1.             Sweep, dry mop or vacuum all floors complete.  Remove gum, tar, etc., adhering to the floor.

2.             Empty and damp wipe all ashtrays.

3.             Dust all horizontal surfaces that can be reached without a ladder with a treated cloth, mitt or duster.

4.             Clean, polish and sanitize all drinking fountains.

5.             Sweep all steps, sidewalks and plazas.

6.             Clean passenger elevator cab and landing doors, including floors.

7.             Empty all waste containers.

8.             Clean all public and private (within Premises) wash and restrooms.

(a)           All cleaning will be performed with approved germicidal detergents at disinfectant strengths.

(b)           All toilets and urinals will be cleaned on all surfaces nightly; acid bowl cleaner to be used in the interior.

(c)           All wash basins, shelves, dispensers and all other washroom fixtures will be cleaned nightly.

(d)           All mirrors will be cleaned and polished nightly.

(e)           All chrome and other bright work, including exposed plumbing, toilet seat hinges, etc., will be cleaned and polished nightly.

(f)            All waste receptacles are to be emptied and cleaned nightly.

(g)           All lavatory floors will be swept and mopped with a germicidal detergent solution nightly.

(h)           All lavatory floors will be machine scrubbed once every three months.

(i)            Washroom supplies will be replenished nightly and at all other times as needed.

(j)            Once each month, remove hard water stains from toilet fixtures by using bowl cleaner after normal cleaning.  Follow manufacturer’s recommendations.

9.             All normal rubbish and office waste paper shall be removed from the tenant floors.

WEEKLY

1.             Dust and wipe clean with dust cloth all desk tops.

2.             Spot clean all doors, switch plates, wall and glass areas.

3.             Dust and wipe all tops of all file cabinets and counters.

4.             Sweep building stairwells.

5.             Damp mop floors and/or spray buff for heavy scuffs, if necessary.

6.             Clean glass in building directory.

7.             Wipe all waste containers.

8.             Wash all glass entrance doors and side panels inside and out.

MONTHLY

1.             When possible, sweep and hose down outside Plaza space, exterior walks, trucking areas and shipping platforms.

2.             Shampoo all elevator carpeting.

3.             Dust all windowsills.

EVERY THREE MONTHS

1.             When possible, wash all windows, both interior and exterior, but not less than three times per year.

2.             Dust vertical surfaces of all furniture.

3.             Scrub all resilient floor areas so as to maintain a highly polished surface.

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SNOW AND ICE REMOVAL

1.             Landlord shall be responsible for snow and ice removal from the parking lots, sidewalks and private roadways servicing the Property.

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RIDER TO LEASE

1.             Annual Base Rental.  Commencing on the Commencement Date, and continuing through the Term, Tenant shall pay Annual Base Rental for the Premises as follows:

Months	Annual Base Rental/ Square Foot of Rentable Area	Monthly Base Rental	Annual Base Rental
Months 1 — 12	$16.70	$45,545.08	$546,540.96
Months 13 — 24	$17.20	$46,908.70	$562,904.40
Months 25 — 36	$17.70	$48,272.33	$579,267.96
Months 37 — 48	$18.20	$49,635.95	$595,631.40
Months 49 — 60	$18.70	$50,999.58	$611,994.96
Months 61 — 72	$19.20	$52,363.20	$628,358.40
Months 73 — 84	$19.70	$53,726.83	$644,721.96
Months 85 — 96	$20.20	$55,090.45	$661,085.40
Months 97 — 108	$20.70	$56,454.08	$677,448.96
Months 109 — 123	$21.20	$57,817.70	$693,812.40

Notwithstanding the foregoing, and on the express condition that Tenant abides by all of the terms and conditions of this Lease and no Event of Default occurs hereunder, Tenant shall be entitled to an abatement of Annual Base Rental, commencing on the Commencement Date (hereinafter defined) and ending three (3) months thereafter (the “Abated Rent”), such that the effective Annual Base Rental rate for the first three (3) months shall be $Zero.  Notwithstanding such concession of Base Rental, Landlord and Tenant agree that Tenant’s obligation to pay the Annual Base Rental as provided in the Lease shall continue throughout the Term of the Lease, and in the event that Tenant fails to abide by any term or condition of the Lease or otherwise defaults hereunder, then all Annual Base Rental not collected by Landlord during the Term due to the foregoing Base Rental abatement shall, as of the date of Tenant’s default, become immediately due and payable with interest on such sums at the lesser of 12% per annum or the maximum rate permitted by law from the date such Base Rental was originally due to the date of payment.  Such obligation of Tenant for payment of Annual Base Rental not collected during the Term shall be independent of and in addition to Landlord’s other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

2.             Special Provisions Regarding Early Occupancy.  Notwithstanding anything to the contrary contained in the Lease, Landlord agrees that Tenant may enter the Premises no more than thirty (30) days prior to the Commencement Date for the sole purpose of installation of furniture, fixtures and voice and data cabling (the “Early Occupancy”) provided that such Early Occupancy is conducted in a manner as to not unreasonably interfere with the construction of any Tenant Work occurring in or around the Premises pursuant to Exhibit “B” of the Lease, and further provided that such Early Occupancy shall be subject to all of the terms and conditions contained in the Lease (other than the payment of Annual Base Rental and Additional Rent), including, without limitation, Tenant’s insurance and indemnity obligations as contained in the Lease.  Prior to any such Early Occupancy, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations.  In the event that Tenant’s Early Occupancy materially interferes with the construction of the Tenant Work or otherwise disrupts Landlord’s operations or the operations of other tenants in the Building, Landlord may terminate Tenant’s right to Early Occupancy, and any delay in the Tenant Work attributable to such Early Occupancy will be deemed a Tenant’s Delay as provided in the Lease.

3.             Building Directory Signage.  Landlord agrees that Tenant shall have the right to have its company name listed on the building directory located in the main lobby of the Building (the “Directory Signage”), along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant’s designation thereon to be determined by Landlord in its sole and absolute discretion.  In addition, so long as Landlord’s Directory Signage is in the form of an electronic directory, Tenant shall also have the right to have its officers and executive personnel listed by name in the electronic directory constituting the Directory Signage

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4.             Elevator Lobby Directional Signage.  Landlord will provide building standard lobby directional signage in the elevator lobby area of the 14th floor (the “Directional Signage”), with the exact location, size, color and other aesthetics of the Directional Signage to be determined by Landlord in its sole and absolute discretion.  Because Tenant will be occupying the entire leasable area of the 13th floor, Landlord will have no obligation to provide Directional Signage on the 13th floor.  Any Directional Signage which Tenant desires to install on the 13th floor shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, and shall be installed and maintained at Tenant’s sole cost and expense.

5.             Option to Renew.

(a)           Renewal Period.  Tenant may, at its option, extend the Term for the entire, but not less than the entire, Premises, for one (1) renewal period of five (5) years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than twelve (12) nor later than nine (9) months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period: (i) Tenant remains in occupancy of the entire Premises; (ii) Tenant remains in good financial standing, as reasonably determined by Landlord (and in connection therewith, Tenant shall provide Landlord with any reasonably required documentation regarding Tenant’s financial standing); and (iii) no uncured event of default exists under the Lease (and no condition exists, but for the passage of time or giving of notice, would constitute an event of default) (such foregoing conditions are referred to herein as the “Preferential Right Conditions”).  Such Renewal Period shall commence upon the expiration date of the Term.  The Annual Base Rental payable during the Renewal Period shall be at the Market Rate (hereinafter defined) for the Premises.  Except as provided in this Paragraph as pertains to modification of Annual Base Rental, all terms and conditions of the Lease shall continue to apply during the Renewal Period.  Except in connection with a Permitted Transfer, Tenant’s option to renew shall automatically terminate upon assignment of the Lease or subletting of all or any portion of the Premises.

(b)           Acceptance.  Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Annual Base Rental for such Renewal Period (the “Base Rental Notice”).  Tenant shall have thirty (30) days from the date of the Base Rental Notice in which to dispute, in writing, Landlord’s finding of Market Rate (the “Market Rate Dispute Notice”) or to accept, in writing, the terms of the Renewal Notice (the “Renewal Acceptance Notice”).  If Tenant timely delivers its Renewal Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Annual Base Rental and tenant finish allowance (if any) applicable during the Renewal Period in form and substance reasonably acceptable to Tenant.  If Tenant timely delivers its Market Rate Dispute Notice, the parties shall proceed in accordance with subsection (d).  If Tenant fails timely to deliver its Renewal Acceptance Notice; or to deliver a Market Rate Dispute Notice, then this option to renew shall automatically expire and be of no further force or effect.

(c)           Market Rate.  The “Market Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a non-renewing/non-extending tenant in a comparable transaction, in comparable space and in a comparable Class AA building located in the downtown Denver, Colorado central business district as of the commencement date of the applicable term.  In calculating the Market Rate, all relevant “market” terms and conditions will be taken into account, including the location and quality of the Building, floor level, finish allowance, common area factors, rental abatements, rental adjustments, parking charges, lease assumptions, moving allowances, space planning allowances, lease term, credit standing of Tenant, or any other concession or inducement provided in the marketplace that would be relevant in making a fair market value determination.

(d)           Market Rate Dispute Procedures.  If, within ten (10) business days of Landlord’s receipt of the Market Rate Dispute Notice the parties have not agreed upon Market Rate, it shall be established by arbitration under the rules of the American Arbitration Association (the “AAA”) then in effect, or by such other method, if any, as the parties may then agree upon.  The parties hereto agree to prevail upon the AAA, or such other party as may then be agreed upon, to select qualified, dis-interested, real estate brokers to comprise the arbitration panel, and agree further that the Market Rate established by the arbitration panel shall be binding.  In the event the results of the arbitration are not known by the Expiration Date, Tenant shall pay a rental equal to the Annual Base Rental and any Additional Rent pursuant to Article 5 payable in the month

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immediately preceding the Expiration Date (the “Interim Rent”) until such time as the Market Rate has been established by the arbitration panel.  The Market Rate shall be used to calculate the Rent which would have been payable by Tenant commencing from the Expiration Date and ending on the date Market Rate is established by arbitration, had Market Rate been charged.  In the event that Tenant pays any Interim Rent as provided herein, Tenant shall pay the difference, in lump sum, on the first day of the month following the determination of Market Rate or, in the event Market Rent is less than the Interim Rent, Landlord shall issue a credit for the difference against Rent otherwise payable on the first day of the month following determination of Market Rate.

5.             Right of First Refusal.  During the first five years of the Term (the “ROFR Period”), and provided that all Preferential Right Conditions remain satisfied, Tenant shall have a continuing right of first refusal as hereinafter described (the “Right of First Refusal”) to lease any remaining leasable space on the 14th floor of the Building (the “Right of First Refusal Space”) at such time as Landlord engages in negotiations with a prospective tenant for any portion of the Right of First Refusal Space, exercisable at the following times and upon the following conditions:

(a)           If Landlord enters into negotiations with a prospective tenant to lease all or any part of the Right of First Refusal Space, and Landlord obtains a bona fide offer from a prospective tenant which is acceptable to Landlord in its sole and absolute discretion, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including tenant improvements and any other Landlord concessions) at which Landlord is prepared to offer such Right of First Refusal Space (such portion then being offered being referred to herein as the “Offered Space” and the terms set out in such offer being referred to herein as the “Offer Terms”) to such prospective tenant (“Landlord’s Right of First Refusal Notice”).  Tenant shall have a period of five (5) business days from the date of delivery of Landlord’s Right of First Refusal Notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the entire Offered Space under the Offer Terms.  Tenant may not lease less than the entire Offered Space, and to exercise its Right of First Refusal, must accept the Offered Space on the exact Offer Terms (even if such terms are for a term longer or shorter than the current Term of the Lease), unless otherwise mutually agreed upon by the parties.  If Tenant fails to give any notice to Landlord within the required five (5) business day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

(b)           If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant upon the Offer Terms, and upon the execution of  such lease between Landlord and the prospective tenant this Right of First Refusal shall thereafter be null, void and of no further force or effect as pertains to the Offered Space.  However, if Landlord does not enter into a lease with such prospective tenant covering the Offered Space, or if the Offer Terms are materially modified, Landlord shall not thereafter engage in other lease negotiations with respect to the Offered Space first complying with the provisions of this Paragraph.  Moreover, even if Tenant waives its right to lease any particular Offered Space, Tenant shall still have a Right of First Refusal with respect to any portion of the Right of First Refusal Space that has not previously been offered to Tenant pursuant to this Paragraph.

(c)           If Tenant exercises its Right of First Refusal as provided in this Paragraph, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into a lease amendment covering the Offered Space upon the Offer Terms.

(d)           Any assignment or subletting by Tenant pursuant to the provisions of the Lease, other than in connection with a Permitted Transfer, shall terminate the Right of First Refusal of Tenant contained herein.  In addition, the Right of First Refusal granted herein shall automatically terminate at the end of the ROFR Period.

(e)           The Right of First Refusal of Tenant contained herein shall be subject and subordinate to any rights of refusal, offer, renewal, expansion or extension or any other similar preferential rights existing under any other tenant leases for the Building as of the date of this Lease.

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6.             Expansion Option.  Tenant shall have the option to lease up to all of the Right of First Refusal Space (the “Expansion Option”) for a term commencing on the Expansion Space Commencement Date (hereinafter defined) and continuing through the expiration or earlier termination of the Term (as it may be extended or renewed), by giving written notice to Landlord (the “Expansion Notice”) at any time after the date of this Lease but no later than six (6) months after the Commencement Date (the “Expansion Space Notice Deadline”), subject to the terms and conditions of this Paragraph.  If Tenant timely exercises its Expansion Option, it shall include in its Expansion Notice an identification of the portion of the Right of First Refusal Space which it desires to take (the “Actual Expansion Space”) and if the Actual Expansion Space is less than the entire Right of First Refusal Space, the remainder of the Right of First Refusal Space (the “Remaining ROFR Space”) shall be an area that is in a commercially leasable configuration, as determined by Landlord in its sole discretion.  If Landlord determines that the Remaining ROFR Space is not in a commercially leasable configuration, Landlord shall notify Tenant as soon as reasonably practicable after receipt of Tenant’s Expansion Notice, and the parties shall work in good faith to attempt to determine a mutually agreeable configuration for the Actual Expansion Space and the Remaining ROFR.  If the parties are unable to reach agreement within fifteen (15) days thereafter, regardless of the reason therefor, then this Expansion Option shall be deemed terminated and shall be considered null, void and of no further effect.  If Landlord is satisfied with the configuration of the Actual Expansion Space and the Remaining ROFR Space, it shall notify Tenant thereof, and the Actual Expansion Space will be deemed the “Right of First Refusal Space” hereunder.

(a)           Conditions to Exercise of Option.  In order to exercise its Expansion Option, all Preferential Right Conditions must remain satisfied at the time that Tenant gives its Expansion Notice and upon the Expansion Space Commencement Date.  Any assignment or subletting by Tenant pursuant to the provisions of this Lease shall terminate the Expansion Option of Tenant contained herein.  In addition, and notwithstanding anything to the contrary contained herein, the Expansion Option granted to Tenant herein shall expire by its own terms as of the Expansion Space Notice Deadline unless Tenant shall have timely given its Expansion Notice by such date, time being of the essence with respect to Tenant’s exercise of its Expansion Option hereunder.  Finally, this Expansion Option shall terminate with respect to any portion of the Right of First Refusal Space which is identified as Offered Space in any Landlord’s Right of First Refusal Notice, if such Offered Space is identified prior to the time that Tenant delivers an Expansion Notice to Landlord with respect to such Offered Space, it being expressly understood and agreed to the parties that in terms of priority, Tenant’s Expansion Option is subject and subordinate to the Right of First Refusal contained herein.

(b)           Delivery of Expansion Space; Terms.  If all of the conditions to Tenant’s exercise of its Expansion Option as provided herein are satisfied, the following terms shall apply:  (A)  Annual Base Rental shall be the same Base Rental per square foot of Rentable Area Leased of the Right of First Refusal Space as Tenant is paying in Annual Base Rental for the Premises hereunder (including any subsequent escalations in such Annual Base Rental); (B) Landlord will provide Tenant with a construction allowance per square foot of Rentable Area Leased in the same amount per square foot of Rentable Area Leased that Landlord has made available to Tenant pursuant to Exhibit “B” attached to this Lease (the “Expansion Space Improvement Allowance”), which Expansion Space Improvement Allowance shall be reduced pro rata on a monthly basis, based on the number of months remaining in the Term as of the commencement date of Tenant’s occupancy of the Right of First Refusal Space Space; (C) the amount of the Letter of Credit (hereinafter defined) shall be proportionately increased based on the Transaction Costs (hereinafter defined) associated with the leasing of the Right of First Refusal Space; and (D) Landlord will construct leasehold improvements in the Right of First Refusal Space pursuant to the same terms and conditions as pertain to the construction of the Tenant Work in the Work Letter attached to this Lease, with the following modifications:  (i) the term “Tenant Improvement Allowance” will be deemed replaced with the “Expansion Space Improvement Allowance” and the outside date for use of the Expansion Space Improvement Allowance will be six (6) months from the date of Tenant’s Expansion Notice; (ii) Tenant will submit a Space Plan for Landlord’s approval no later than seven (7) days after the date of Tenant’s Expansion Notice (and any delay by Tenant in submitting such Space Plan shall constitute a Tenant’s Delay); and (iii) all time frames in the Work Letter that run from the mutual execution of the Lease shall be deemed to run from the date of Tenant’s Expansion Notice.  The “Expansion Space Commencement Date” (herein so called) shall occur ninety (90) days after the date of Tenant’s Expansion Notice, which date shall be extended if the Tenant Work is not complete by such date,

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unless the failure to complete the Tenant Work by such date is due to Tenant’s Delay.  Subject to the foregoing, Landlord will deliver the Right of First Refusal Space to Tenant in its then current “as is” condition as of the Expansion Space Commencement Date.  Tenant shall, within fifteen (15) business days after Landlord’s written request, execute and return a lease amendment adding the Right of First Refusal Space as part of the Premises for all purposes under the Lease (including any extensions or renewals) effective as of the Expansion Space Commencement Date and confirming the Annual Base Rental and other terms applicable to the Right of First Refusal Space.  If Tenant fails timely to execute and return the required lease amendment, then this Expansion Option shall automatically expire and be of no further force or effect.

7.             Termination Option.  Tenant shall have the one-time option to terminate the Lease (the “Option to Terminate”), with such termination to be effective as of end of the sixty-third (63rd) full calendar month following the Commencement Date (the “Termination Date”) (e.g., if the Commencement Date is January 1, 2007, the Termination Date will be March 31, 2012), provided Tenant gives Landlord not less than twelve (12) months’ prior written notice to terminate (the “Termination Notice”), and further provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Termination Date and that at the time that Tenant gives its Termination Notice Tenant pays to Landlord the Termination Fee (hereinafter defined) as provided herein.  The “Termination Fee” shall consist of: (a) all unamortized improvement allowances, leasing commissions and other reasonable incidental transaction costs (including professional fees) incurred by Landlord in connection with the negotiation of the Lease and any subsequent amendments thereto (collectively, the “Transaction Costs”), amortized at the rate of ten percent (10%); plus (b) all Abated Rent.  Upon Tenant’s written request, Landlord will provide Tenant with documentation outlining the actual amount of the Transaction Costs.  As of the Termination Date: (x) the Termination Fee (which shall be paid at the time of the Termination Notice), plus all Annual Base Rental, Additional Rent and other sums payable by Tenant under the Lease shall be paid through and apportioned as of the Termination Date; (y) neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease, and which will expressly include a reconciliation of any Additional Rent that may be due or owing under the Lease; and (z) Tenant shall surrender the Premises in the condition required under the Lease.  Except in connection with a Permitted Transfer, Tenant’s option to terminate as provided in this paragraph shall automatically terminate upon assignment of the Lease or subletting of all or any portion of the Premises.

8.             Letter of Credit.  In addition to the cash security deposit required pursuant to the terms of Section 32 of the Lease, as additional security, Tenant shall deliver to Landlord concurrently with the execution of the Lease by Tenant, an irrevocable, unconditional letter of credit in the amount equal to $1,500,000.00 (which the parties agree is a reasonable estimate of the Transaction Costs (the “Letter of Credit”).  The Letter of Credit shall be addressed to Landlord (and/or any other beneficiary designated by Landlord), issued in a form and substance approved by Landlord in Landlord’s sole discretion and by a financial institution approved by Landlord in Landlord’s sole discretion, and shall be transferable one or more times by Landlord without the consent of Tenant.  In the event that the term of the Letter of Credit obtained by Tenant is less than the Term of the Lease, Tenant shall provide to Landlord, sixty (60) days prior to the expiration of the term of the Letter of Credit, a substitute Letter of Credit, in form, scope, and substance satisfactory to Landlord, all in its sole discretion, for the duration of the Term of the Lease plus 30 days.  Tenant agrees to pay upon Landlord’s request, any and all costs or fees charged in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of all or any portion of the Building; or (ii) the addition, deletion, or modification of any beneficiary under the Letter of Credit.  The bank issuing the Letter of Credit shall have banking offices in the city in which the Building is located, at which offices the Letter of Credit may be drawn.  Tenant agrees that upon any default by Tenant under the terms and provisions of this Lease, including the failure of Tenant to timely deliver any replacement Letter of Credit, Landlord shall have the right to receive payment under any Letter of Credit of the entire amount of such Letter of Credit at such time, and any such amounts received by Landlord shall be held by Landlord and applied to any default hereunder in such manner as Landlord deems appropriate.  Subject only to the provisions set forth in the following sentences, Landlord shall at all times during the Term, hold a letter of credit in the amounts described above.  Notwithstanding the foregoing, and provided that between the date of this Lease and the applicable Reduction Date (hereinafter defined): (a) there has been no default on the part of Tenant under the terms of the Lease; and (b) there has

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been no assignment of the Lease, subletting of the Premises or any portion thereof, or any other action on the part of the Tenant which would constitute a transfer as provided in Section 17 of the Lease (the items referred to in (b) being referred to collectively as a “Transfer” and the conditions set forth in (a) and (b) being referred to as the “Conditions”), on the first anniversary date of the Commencement Date and each anniversary date thereafter (each, a “Reduction Date”), the Letter of Credit shall be reduced by an amount equal to one-tenth (1/10th) of the amount of the original Letter of Credit.  In connection therewith, provided that as of each applicable Reduction Date the Conditions shall have remained satisfied, Tenant shall be entitled to replace the then current Letter of Credit with a replacement Letter of Credit which shall meet all of the requirements set forth above, except as to amount, and the amount of the replacement Letter of Credit shall be reduced accordingly.  If at any time during the Term a Transfer occurs, Tenant shall no longer be entitled to any further reductions in the amount of the then-existing Letter of Credit, and in addition, as a condition to entering into the Transfer, and without otherwise modifying Landlord’s rights with respect to any such Transfer as more fully set forth in Section 17 of this Lease, Tenant shall be required to replace the then-existing Letter of Credit with a Letter of Credit in the original amount equal to the Transaction Costs.

9.             Brokers.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Red Hawk Properties, Inc, which has acted as Tenant’s broker, and Jones Lang LaSalle Americas, Inc., which has acted as Landlord’s broker, and whose commissions shall be paid by Landlord pursuant to a separate written agreement.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

10.           Storage Space.  Tenant shall have the right to request from Landlord on-site storage space in the core area of the Building’s parking garage or in such areas as otherwise designated by Landlord.  Landlord’s obligation to provide Tenant with any such storage space shall be subject to availability of space (as reasonably determined by Landlord) and also subject to Tenant entering into Landlord’s then current form of storage space license or rental agreement for any such space.  Landlord hereby agree to negotiate in good faith the non-economic terms and conditions of such storage space license or rental agreement. Without limiting the generality of the foregoing, any such storage space rental or license agreement shall provide that Tenant shall pay Landlord’s then current fee for the use of any such space (which fee is currently $12.00 per square foot of any storage space so used and is subject to change without notice).

11.           Satellite Dish.  Tenant shall have the right to request from Landlord a license for the placement of a satellite dish on the roof of the Building.  Landlord’s obligation to provide Tenant with any such license shall be subject to availability of space (as reasonably determined by Landlord) and also subject to Tenant entering into Landlord’s then current form of license agreement for any such space.  Without limiting the generality of the foregoing, any such license agreement shall provide that Tenant shall pay Landlord’s then current fee for the use of any such space (which fee is currently $500.00 per month for “receive only” antenna roof access rights and is subject to change without notice), and shall also be subject to Landlord’s prior approval of the type, size, quantity and other aspects of the equipment which Tenant desires to place in such space.

12.           Monument Signage.  Subject to Landlord’s Monument Signage Re-Capture Right (hereinafter defined), during the initial Term Tenant shall have the non-exclusive right to place its name on the existing monument sign in front of the Building and located at the corner of 17th Street and Larimer Street (the “Signage”).  The Signage shall be installed and maintained at Tenant’s sole cost and expense throughout the Term.  In addition to payment of the foregoing costs, Tenant shall pay to Landlord the amount of $2,500.00 per year (the “Signage Fee”) for its use of the monument and the Signage thereon, payable annually in advance, with the first such Signage Fee payment due on the Commencement Date (pro-rated for such partial year) and all subsequent Signage Fee payments due on or before January 1st of each subsequent calendar year in the Term.  In the event that Landlord exercises its Monument Signage Re-Capture Right, the Signage Fee for the calendar year in which such termination occurs shall be pro-rated and if such termination is other than at the end of a calendar year, Tenant shall be entitled to a credit against rent for any overpayment of the Signage Fee as so prorated (or if no further rent is due, Landlord shall refund any such overpayment to Tenant).  The location, size, material, design and other aesthetics of the Signage shall be subject to the prior written approval of Landlord, and Tenant

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shall be responsible for compliance with all applicable laws, including without limitation, obtaining all appropriate permits from applicable governmental authorities having jurisdiction.  Upon the expiration or earlier termination of the Lease, or if Landlord exercises its Monument Signage Re-Capture Right, Tenant shall remove the Signage, at Tenant’s sole cost and expense, and restore the monument sign to its condition immediately prior to the installation of the Signage, which obligations shall survive the expiration date of the Lease.  However, if the Signage is not removed as required within five (5) days after Landlord’s notice, then the Signage shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without further notice to Tenant or any other person and without obligation to account therefor.  Tenant shall pay Landlord all expenses incurred in connection with the disposition of the Signage, which obligations shall survive the expiration date of the Lease.  Landlord reserves the right, in its sole discretion and at its expense, to change any existing signage or modify its signage guidelines for the Property at any time and from time to time.  The Signage rights granted to Tenant herein are personal to Tenant, and shall not be transferable in the event of any assignment, subletting or other transfer of Tenant’s interest in the Lease (as amended hereby).  If Tenant installs such Signage but Landlord thereafter determines that it desires to re-capture such space on the monument, regardless of the reason therefor, Landlord shall have the right to re-capture such space (the “Landlord’s Monument Signage Re-Capture Right”) by giving Tenant at least ninety (90) days’ prior written notice to remove the Signage (such date as designated by Landlord being referred to herein as the “Monument Signage Surrender Date”).  In such event, on or before the Monument Signage Surrender Date, Tenant shall remove the Signage and repair all damage caused by such removal, all at Tenant’s cost and otherwise in accordance with the terms of this Lease.  If Tenant fails to remove the Signage as required, Landlord shall have all rights as provided in subparagraph above with respect to the removal of the Signage.

13.           Provisions Regarding Stairwells.

(a)           Access to Stairwells.  Tenant has indicated a desire to have access to the stairwells connecting the 13th and 14th floors of the Building (each, a “Stairwell” and collectively, the “Stairwells”) for the purposes of allowing Tenant and its employees to travel between the Premises located on each of such floors.  Landlord and Tenant agree that, so long as Tenant’s access to the Stairwells as provided herein is permitted by applicable laws, and Tenant otherwise complies with the provisions of this paragraph, Tenant shall be permitted limited access to the Stairwells as provided herein.

(b)           Construction of Access-Card or other Similar System.  Prior to being permitted to access the Stairwells as provided herein, Tenant shall have constructed and installed, at its sole cost and expense, an access-card or other security system allowing limited access by Tenant and its employees to and from the 13th and 14th floors of the Building from the Stairwells and cosmetic work related thereto (the “Stairwell Work”).  In no event shall the Stairwell Work prohibit or otherwise limit the access to the Stairwells by Landlord or any other third parties as may be required to comply with any applicable fire codes or other applicable laws.  The Stairwell Work shall be conducted, if at all, subject to Tenant entering into Landlord’s standard form of work letter and at Tenant’s sole cost and expense, and otherwise in accordance with the terms and conditions of the Lease.

(c)           Waiver; Indemnity; Insurance.  Tenant assumes all risk and waives all claims it may have against Landlord, its managing agent, and their respective partners, directors, officers, agents, employees, affiliates and successors-in-interest (collectively and together with Landlord, the “Landlord Parties”) for damage to or loss of property (including theft) or injury to persons within the Stairwells, except for such damage, loss or injury caused by the gross negligence or willful misconduct of Landlord or Landlord’s managing agent.  Such assumption and waiver shall include an obligation on Tenant’s part to indemnify, defend and hold harmless the Landlord Parties from and against all costs, expenses, claims and liabilities arising from such damage, loss or injury, including attorneys’ fees and costs, which obligation shall survive the expiration or earlier termination of the Lease.  Tenant agrees to cause its insurance policies to insure against any property damage or bodily or personal injury occurring in or around the Stairwells to the same extent as if such damage or injury arose from an act or omission occurring in or upon the Premises.  The waivers and indemnities contained herein are in addition to, and not in lieu of, any waivers and indemnities contained elsewhere in the Lease.

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(d)           Limitation or Suspension of Access.  Landlord shall have the right to temporarily limit, suspend or otherwise restrict Tenant’s access to the Stairwells (or any portion thereof) or Tenant’s access to and from the 13th and/or 14th floors through the Stairwells (or any portion thereof) at any time, without notice, for the purposes of maintaining or repairing the Stairwells, or if Landlord otherwise determines, in its sole and absolute discretion, that such limitation, suspension or restriction is in the best interests of a safe and orderly operation of the Building.  Notwithstanding the foregoing, Landlord will use commercially reasonable efforts to give Tenant at least 24 hours prior telephonic notice prior to imposing any temporary limitation or restriction of Stairwells access as provided in the foregoing sentence, emergencies (as determined by Landlord) excepted, but Landlord shall not be subject to any liability for failure to give Tenant prior telephonic notice of such temporary limitation or restriction, nor shall such failure render the Lease void or voidable or be cause for any abatement of Tenant’s rental obligations for the Premises.  Additionally, Landlord shall have the right to permanently suspend Tenant’s access to and from the Stairwells as provided herein at any time upon ten days’ prior written notice in any of the following events:  (i) if the access permitted herein becomes prohibited by any applicable laws; (ii) if Landlord determines, in its sole discretion, that the access permitted herein is causing unreasonable interference with Landlord’s or other third parties’ use and/or operation of the Building; and/or (iii) if Landlord desires to install an access system to the Stairwells similar in nature to the Stairwell Work.  Notwithstanding the foregoing notice requirement, no advance notice of termination of access to and from the Stairwell as provided herein shall be required in the event of an emergency (as determined by Landlord) requiring immediate termination, or if such termination is based on subparagraph (i) above.

(e)           Removal of Stairwell Work.  At the end of the Term or at such time that Tenant’s right of access to the Stairwells is otherwise terminated as provided herein, whichever first occurs, Tenant shall, at its sole cost and expense, remove the Stairwell Work and restore the Stairwells to the same condition as existed prior to the installation of the same, ordinary wear and tear excepted.  In the event that Tenant does not remove the Stairwell Work and restore the Stairwells as provided herein, Landlord may remove the Stairwell Work and charge the costs to Tenant as additional rent, which obligations shall survive the expiration or earlier termination of the Lease.

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